UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

MAX CAPITAL GROUP LTD. (Name of Registrant As Specified in its Charter)
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	2)	Form, Schedule or Registration Statement No.:

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	4)	Date Filed:

SUPPLEMENT, DATED JUNE 4, 2009 (To Joint Proxy Statement/Prospectus Dated May 7, 2009)

AN AMALGAMATION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of IPC Holdings, Ltd., which we refer to as “IPC”, and the shareholders of Max Capital Group Ltd., which we refer to as “Max”:

As previously announced, on March 1, 2009, IPC, IPC Limited, a direct wholly owned subsidiary of IPC, and Max entered into an Agreement and Plan of Amalgamation, as amended on March 5, 2009, which we refer to, together with the Amalgamation Agreement, to be dated as of the closing date, among IPC, IPC Limited and Max, as the “amalgamation agreement”.

On June 4, 2009, following negotiations between IPC and Max, IPC, IPC Limited and Max entered into a waiver of certain restrictions in the amalgamation agreement, which we refer to as the “waiver letter”, waiving certain terms of the amalgamation agreement. Pursuant to the terms of the waiver letter (1) IPC has declared a special, one-time cash dividend of $1.50 per IPC common share outstanding, with a record date of June 15, 2009, which will be prior to the effective time, and a payment date to occur one business day after the effective time, conditional upon the occurrence of the effective time and subject to applicable law and (2) IPC has declared a special, one-time cash dividend of $1.00 per common share of the combined entity outstanding, with a record date of the twenty-first day after the date on which the effective time occurs (or the first business day thereafter, if such twenty-first day is not a business day) and a payment date one business day after the record date, the payment of which shall be conditional upon the effective time having occurred and subject to applicable law. The exchange ratio previously agreed to will remain the same (i.e., Max shareholders will receive 0.6429 common shares of IPC and cash in lieu of fractional shares in exchange for each Max common share held, unless they exercise appraisal rights pursuant to Bermuda law).

This document, which we refer to as the “supplement to the joint proxy statement/prospectus”, supplements and updates certain information in the joint proxy statement/prospectus sent to shareholders of IPC and Max on or about May 7, 2009 for the annual general meeting of IPC shareholders and the special general meeting of Max shareholders, both scheduled to be held on June 12, 2009.

The terms of the waiver letter are summarized in this supplement, and a copy of the waiver letter is attached as Annex A. You should carefully read this entire supplement to the joint proxy statement/prospectus and the joint proxy statement/prospectus to fully understand the amalgamation and the related transactions.

This supplement to the joint proxy statement/prospectus also includes a supplemental notice to Max’s shareholders to and must be read in conjunction with the Notice of Special Meeting of Shareholders to be held June 12, 2009, that was included in the joint proxy statement/prospectus.

All proxies executed prior to the date of this supplement to the joint proxy statement/prospectus and not revoked prior to the IPC meeting or the Max special meeting, as the case may be, will be voted in accordance with the instructions contained in such proxies. Any shareholder who executed a proxy prior to the date of this supplement to the joint proxy statement/prospectus and who now wishes to change those instructions should follow the instructions set out below under Update to Questions and Answers About the Amalgamation and the Meetings—What do I do if I want to change my vote? on page S-4.

Subject to shareholder approval as described herein and satisfaction or waiver of the other conditions specified in the amalgamation agreement, on the date the amalgamation is consummated, which we refer to as the “closing date” or “closing”, Max will amalgamate with IPC Limited, and immediately thereafter IPC will change its name to “Max Capital Group Ltd.” We refer to IPC after the amalgamation with Max as the “combined entity”. Pursuant to the amalgamation agreement, after the effective time of the amalgamation, which we refer to as the “effective time”, Max shareholders (including the shareholders that do not vote in favor of the amalgamation) will have the right to receive 0.6429 common shares of IPC and cash in lieu of fractional shares in exchange for each Max common share they hold (as was the case prior to the waiver letter), unless they exercise appraisal rights pursuant to Bermuda law.

Following closing of the amalgamation, based on IPC’s and Max’s present capitalization and the exchange ratio of 0.6429, Max shareholders will own approximately 42% of the issued and outstanding shares of the combined entity on a fully diluted basis (as was the case prior to the waiver letter). IPC will issue approximately 36,440,847 common shares in connection with the amalgamation. IPC has applied to list these common shares on the Nasdaq Global Select Market, which we refer to as “Nasdaq”, subject to official notice of issuance.

Your vote is very important. Whether or not you plan to attend the IPC meeting or the Max special meeting, please take time to vote on the proposal by completing and mailing your enclosed white proxy card.

The places, dates and times of IPC’s annual general meeting of shareholders and Max’s special general meeting of shareholders are:

For IPC shareholders:	For Max shareholders:

American International Building	Max House
29 Richmond Road	2 Front Street
Pembroke HM 08, Bermuda	Hamilton HM 11, Bermuda
June 12, 2009	June 12, 2009
11:00 a.m., Atlantic Time	11:00 a.m., Atlantic Time

Sincerely,

Kenneth L. Hammond	W. Marston (Marty) Becker
Chairman of the Board of Directors IPC Holdings, Ltd.	Chairman and Chief Executive Officer Max Capital Group Ltd.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities to be issued in connection with the amalgamation, approved or disapproved of the amalgamation, passed upon the merits or fairness of the amalgamation or determined if this supplement to the joint proxy statement/prospectus is adequate, accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the joint proxy statement/prospectus is dated June 4, 2009 and is first being mailed to IPC and Max shareholders on or about June 4, 2009

ABOUT THIS SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS

The information contained in this supplement to the joint proxy statement/prospectus is incorporated by reference into the joint proxy statement/prospectus. To the extent information in this supplement to the joint proxy statement/prospectus differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement governs. You should carefully read this entire supplement to the joint proxy statement/prospectus and the joint proxy statement/prospectus to fully understand the amalgamation and the related transactions.

SOURCES OF ADDITIONAL INFORMATION

This supplement to the joint proxy statement/prospectus includes information also set forth in documents filed by IPC and Max with the SEC, and those documents include information about each company that is not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed by IPC or Max, as the case may be, with the SEC from the SEC or, without charge, from the SEC’s website at http://www.sec.gov. IPC and Max shareholders also may obtain documents filed with the SEC or documents incorporated by reference in this joint proxy statement/prospectus free of cost, by directing a written or oral request to the appropriate company at:

IPC Holdings, Ltd. American International Building 29 Richmond Road Pembroke HM 08 Bermuda Attention: Melanie J. Saunders (441) 298-5100	Max Capital Group Ltd. Max House 2 Front Street Hamilton HM 11 Bermuda Attention: Secretary (441) 295-8800

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the relevant meeting. This means you must request this information no later than June 5, 2009. IPC or Max, as the case may be, will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

See Where You Can Find More Information on page S-43.

MAX CAPITAL GROUP LTD.

SUPPLEMENTAL NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 12, 2009

June 4, 2009

This notice is supplemental to, and must be read in conjunction with, the Notice dated May 7, 2009 which provides notice of a Special Meeting of Shareholders of Max Capital Group Ltd. (“Max”) to be held at Max House, 2 Front Street, Hamilton HM 11, Bermuda, on June 12, 2009, at 11:00 a.m., Atlantic Time, for the following purposes:

•

Proposal 1: to approve an amendment to Max’s bye-laws to reduce the shareholder vote required to approve an amalgamation with any other company from the affirmative vote of three-fourths of the votes cast thereon at a general meeting of the shareholders to a simple majority, pursuant to the Agreement and Plan of Amalgamation, dated as of March 1, 2009 and as amended on March 5, 2009, between IPC Holdings, Ltd., IPC Limited and Max (together with the Amalgamation Agreement, to be dated as of the closing date, among IPC, IPC Limited and Max, the “amalgamation agreement”);

•	Proposal 2: to adopt the amalgamation agreement and approve the resulting amalgamation;

•	to approve an adjournment of the meeting for the solicitation of additional Max proxies in favor of any of the above proposals, if necessary; and

•	to transact such other further business, if any, as may lawfully be brought before the meeting.

Information concerning the matters to be acted upon at the Max meeting is set forth in the joint proxy statement/prospectus accompanying the Notice dated May 7, 2009 as supplemented by the Supplement to the joint proxy statement/prospectus dated June 4, 2009 accompanying this supplemental notice.

Under the terms of the amalgamation agreement, certain provisions of the amalgamation agreement may be amended or waived by the parties to the amalgamation agreement. On June 4, 2009, the board of directors of each of the parties authorized the execution of, and the parties executed, a waiver letter (the “waiver letter”), pursuant to which the parties agreed, among other things, (1) to permit IPC to declare a special, one-time cash dividend of $1.50 per IPC common share outstanding, with a record date of June 15, 2009 and a payment date to occur after the effective time, contingent upon the occurrence of the effective time (the “special dividend”); and (2) that IPC will declare and pay a special, one-time cash dividend of $1.00 per common share of the combined entity outstanding, with a record date and a payment date both following the effective time, contingent upon the occurrence of the effective time (the “post-closing dividend”). A copy of the waiver letter accompanies this supplemental notice. On June 4, 2009, the board of directors of IPC declared the special dividend and agreed to declare the post-closing dividend.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Max’s board of directors considers the fair value for each Max common share to be 0.6429 of one IPC common share providing Max shareholders with a value of $16.22 for each Max common share (based upon the $26.74 closing price of IPC common stock on June 3, 2009 and giving effect, solely for these purposes, to a reduction of $0.96 per share, which represents the amount of the Special Dividend that would have been payable in respect of a Max share had the amalgamation been effective prior to the record date for the Special Dividend).

Any Max shareholder who is not satisfied that the exchange ratio represents fair value for its Max common shares and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise its appraisal rights under the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act”, to have the fair value of its Max common shares appraised by the Supreme Court of Bermuda, which we refer to as the “Court”. Any Max shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Max common shares with the Court within ONE MONTH after the date this supplemental notice is deemed to have been received.

Only shareholders of record, as shown on Max’s register of members or branch register, at the close of business on April 28, 2009, will be entitled to notice of, and to vote at, the Max special meeting or any adjournments thereof, or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law.

THE MAX PROXY CARD ACCOMPANYING THE NOTICE DATED MAY 7, 2009 REMAINS VALID AND EFFECTIVE FOR THE PROPOSALS SET FORTH IN THE NOTICE DATED MAY 7, 2009 AS SUPPLEMENTED HEREBY.

IF YOU WERE A MAX SHAREHOLDER OF RECORD ON APRIL 28, 2009, AND HAVE NOT ALREADY VOTED, PLEASE VOTE IN ONE OF THE FOLLOWING THREE WAYS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS:

(1) BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THE NOTICE OF INTERNET AVAILABILITY OF MAX PROXY MATERIALS;

(2) BY COMPLETING, SIGNING AND DATING THE MAX PROXY CARD ACCOMPANYING THE NOTICE DATED MAY 7, 2009 OR THIS SUPPLEMENTAL NOTICE AND RETURNING IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE; OR

(3) BY COMPLETING YOUR MAX PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE MAX PROXY CARD ACCOMPANYING THE NOTICE DATED MAY 7, 2009 OR THIS SUPPLEMENTAL NOTICE.

IF YOU HAVE ALREADY VOTED AND DESIRE TO REVOKE YOUR MAX PROXY OR LATER DESIRE TO REVOKE YOUR MAX PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THE NOTICE DATED MAY 7, 2009 OR AS DESCRIBED IN THE SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS SUPPLEMENTAL NOTICE. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS, IF ANY, CONTAINED IN THE PROXY CARD ACCOMPANYING THE NOTICE DATED MAY 7, 2009 OR THIS SUPPLEMENTAL NOTICE. IF A PROXY IS PROPERLY EXECUTED AND RETURNED AND NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1 & 2 IN THE MAX PROXY. FOR FURTHER INFORMATION CONCERNING THE USE OF THE MAX PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THE NOTICE DATED MAY 7, 2009 AND THE SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS SUPPLEMENTAL NOTICE.

By order of the Board of Directors,

W. Marston (Marty) Becker
Max Capital Group Ltd. Chairman of the Board
June 4, 2009 Hamilton, Bermuda

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION AND THE MEETINGS

The following questions and answers highlight selected information from this supplement to the joint proxy statement/prospectus and may not contain all the information that is important to you. We encourage you to read this entire document and the joint proxy statement/prospectus carefully.

Q:	Why am I receiving this supplement to the joint proxy statement/prospectus?

A: We are delivering this supplement to the joint proxy statement/prospectus to you because on June 4, 2009, IPC, Max and IPC Limited entered into a waiver letter, referred to in this supplement to the joint proxy statement/prospectus as the “waiver letter”. This document, which we refer to as the “supplement to the joint proxy statement/prospectus”, supplements and updates certain information in the joint proxy statement/prospectus sent to shareholders of IPC and Max on or about May 7, 2009 to include information regarding, among other things, the waiver letter. This supplement to the joint proxy statement/prospectus is also being provided, pursuant to Bermuda law, in order to notify Max shareholders of the special dividend.

Q:	What terms of the amalgamation agreement were affected by the waiver letter?

A: IPC, Max and IPC Limited agreed to waive certain restrictions contained in the amalgamation agreement. Pursuant to the terms of the waiver letter: (1) IPC has declared a special, one-time cash dividend, which we refer to as the “special dividend”, of $1.50 per IPC common share outstanding, with a record date of June 15, 2009, which will be prior to the effective time, and a payment date to occur one business day after the effective time, conditional on the occurrence of the effective time and subject to applicable law and (2) IPC has declared a special, one-time cash dividend, which we refer to as the “post-closing dividend”, of $1.00 per common share of the combined entity outstanding, with a record date of the twenty-first day after the date on which the effective time occurs (or the first business day thereafter, if such twenty-first day is not a business day) and a payment date one business day after the record date, the payment of which shall be conditional upon the effective time having occurred and subject to applicable law. For additional information on the special dividend and the post-closing dividend, see The Waiver Letter on page S-37 of this supplement to the joint proxy statement/prospectus. The exchange ratio previously agreed to will remain the same (i.e., Max shareholders will receive 0.6429 common shares of IPC and cash in lieu of fractional shares in exchange for each Max common share held, unless they exercise appraisal rights pursuant to Bermuda law).

Q:	Do the boards of directors still recommend approval of the proposals to be presented at the IPC meeting and the Max special meeting?

A1: Yes. IPC’s board of directors, taking into consideration the reasons discussed under Update to the Amalgamation—Update to Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation, approved the waiver letter. IPC’s board of directors deems it fair, advisable and in the best interests of IPC and its shareholders as a whole to enter into the waiver letter and to consummate the share issuance and the other transactions contemplated by the amalgamation agreement. IPC’s board of directors recommends that you vote “FOR” each matter submitted on the IPC proxy card.

A2: Yes. Max’s board of directors, taking into consideration the reasons discussed under Update to the Amalgamation—Update to Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation, has approved the waiver letter. Max’s board of directors deems it fair, advisable and in the best interests of Max and its shareholders as a whole to enter into the waiver letter and to consummate the amalgamation and the other transactions contemplated thereby. Max’s board of directors recommends that Max shareholders vote “FOR” each matter submitted on the Max proxy card.

Q:	Has there been any change to the date or locations of the special meetings?

No, the IPC meeting and the Max special meeting will still be held on June 12, 2009. The IPC meeting will take place at 11:00 a.m., Atlantic Time, on June 12, 2009, at the American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda. The Max special meeting will take place at 11:00 a.m., Atlantic Time, on June 12, 2009, at Max House, 2 Front Street, Hamilton HM 11, Bermuda.

Q:	When do the parties expect to complete the amalgamation?

A: Subject to obtaining the required shareholder approval, IPC and Max expect to complete the amalgamation shortly after June 15, 2009, although there can be no assurance that the parties will be able to do so. The closing of the amalgamation is subject to customary closing conditions.

Q:	Are there any remaining regulatory approvals required to complete the amalgamation?

A: No. IPC and Max have received all regulatory approvals necessary to complete the amalgamation. See Update to Regulatory Matters on page S-38 of this supplement to the joint proxy statement/prospectus.

Q:	If I am a shareholder of IPC or Max, what do the special dividend and the post-closing dividend mean to me?

A: If you are an IPC shareholder of record as of June 15, 2009, you will be entitled to receive a special, one-time dividend of $1.50 per common share of IPC, subject to the occurrence of the effective time. If you are a Max shareholder, and do not also hold common shares of IPC as of June 15, 2009, you will not be entitled to receive the special dividend. If you are a shareholder of the combined entity on the the twenty-first day after the date on which the effective time occurs (or the first business day thereafter, if such twenty-first day is not a business day), you will be entitled to receive a special, one-time dividend of $1.00 per common share of the combined entity, the payment of which shall be conditional upon the effective time having occurred and subject to applicable law. For additional information on the special dividend and the post-closing dividend, see The Waiver Letter on page S-37 of this supplement to the joint proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the special dividend and the post-closing dividend to the IPC shareholders?

A: Subject to the discussion on page S-40 under Material U.S. Federal Income Tax Consequences of the Special Dividend and the Post-Closing Dividend—IPC Shareholders—Controlled Foreign Corporations and Related Person Insurance Income and —Passive Foreign Investment Companies on page S-41, the special dividend and the post-closing dividend will be treated as dividends for U.S. federal income tax purposes to the extent of the combined entity’s current and accumulated earnings and profits, and if such dividends exceed the combined entity’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, the excess will be treated as a non-taxable return of capital to the extent of a holder’s basis in the combined entity’s common shares and thereafter as capital gain. For additional information, see Material U.S. Federal Income Tax Consequences of the Special Dividend and the Post-Closing Dividend beginning on page S-39. Holders of IPC common shares should consult with their own tax advisors as to the tax consequences of the special dividend and the post-closing dividend in their particular circumstances.

Q:	What are the U.S. federal income tax consequences of the post-closing dividend to the Max shareholders?

A: While not entirely free from doubt, IPC and Max believe, and intend to take the position that, the post-closing dividend received by Max shareholders should be treated as a distribution by the combined entity. Accordingly, for Max shareholders, please see Material U.S. Federal Income Tax Consequences—Holding and Disposing of the Combined Entity’s Common Shares beginning on page 186 of the joint proxy/prospectus for a discussion of the U.S. federal income tax consequences of distributions made by the combined entity. However, if the post-closing dividend were treated as merger consideration to Max shareholders, there could be adverse tax consequences for certain non-corporate Max shareholders who have held their Max common shares for less than one year. Max shareholders are urged to consult their own tax advisors regarding the consequences of the post-closing dividend.

Q:	What do I need to do now?

A: The parties urge you to read this supplement to the joint proxy statement/prospectus carefully, together with the joint proxy statement/prospectus, including the annexes and the documents incorporated by reference herein and therein. You also may want to review the documents referenced under Where You Can Find More Information on page S-43 and consult with your accounting, legal and tax advisors. IPC and Max also strongly encourage you to complete and return the white proxy card enclosed with this supplement to the joint proxy statement/prospectus.

Q:	How do I vote my shares if I am a shareholder of record?

A1: IPC shareholders of record can indicate how they want to vote on their IPC proxy card and then sign, date and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the IPC meeting, or follow the instructions on the IPC proxy card to complete their proxy card on the Internet at the website indicated or by telephone. IPC shareholders may also attend the IPC meeting in person instead of submitting a proxy. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the IPC meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal. See also The IPC Meeting—What if I Own in Excess of 10% of the Common Shares? in the joint proxy statement/prospectus.

A2: Max shareholders of record can indicate how they want to vote on their Max proxy card and then sign, date and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the Max meeting, or follow the instructions on the Max proxy card to complete their proxy card on the Internet at the website indicated or by telephone. Max shareholders may also attend the Max meeting in person instead of submitting a proxy. Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Max meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal.

Q:	If my IPC common shares or Max common shares are held in a brokerage account or in “street name”, will my broker vote my shares for me?

A: If you are an IPC shareholder or Max shareholder, and, in either case, if you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them unless your bank or broker already has discretionary authority to vote such street name shares. Please review the voting form used by your broker to see if you can submit your voting instructions by telephone or the Internet. Also, if your bank or broker has indicated on the relevant proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a “broker non-vote”.

A “broker non-vote” with respect to the IPC meeting and the Max special meeting will not be considered as entitled to vote with respect to any matter presented at the respective meeting, but will be counted for purposes of establishing a quorum, provided that your broker, bank or nominee is in attendance in person or by proxy. A “broker non-vote” with respect to any proposal or matter to be voted on at the shareholder meetings will have no effect on the outcome of such proposal or matter.

You should, therefore, provide your bank or broker with instructions on how to vote your shares or arrange to attend the IPC meeting and/or the Max special meeting, as the case may be, and vote your shares in person to avoid a “broker non-vote”. If your bank or broker holds your shares and you attend the special meeting in person, you should bring a letter from your bank or broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the meeting.

Q:	If I have already voted, do I need to vote again?

A: If you have already voted, you do not need to vote again. If you have previously voted against the transaction, both IPC and Max encourage you to change your vote. As explained in the section Update to the Amalgamation—Update to the Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation and in Update to the Amalgamation—Update to the Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation, both IPC’s and Max’s boards of directors believe that the waiver letter, the amalgamation and the related transactions deliver significant value to shareholders of both IPC and Max. In order to change your vote, you may follow the instructions in the question and answer below to complete the white proxy card enclosed with this supplement to the joint proxy statement/prospectus and vote for the proposals recommended by your respective board of directors.

Q:	What do I do if I want to change my vote?

A: You may change your vote at any time before the vote takes place at the IPC meeting and/or the Max special meeting, as the case may be. To do so, you may either complete and submit a new proxy card with a later date or send a written notice stating that you would like to revoke your proxy. You may also complete and submit a new proxy card by telephone or the Internet. In addition, you may elect to attend the IPC meeting and/or the Max special meeting, as the case may be, and vote in person, as described above. If you are an IPC shareholder or a Max shareholder and you hold your shares through a bank, broker or other nominee, you may revoke the instructions only by informing the bank, broker or nominee in accordance with any procedures established by that nominee.

Q:	Who can I contact with any additional questions?

A1: IPC shareholders:

If you have additional questions about the amalgamation or the waiver letter or if you would like additional copies of this supplement to the proxy statement/prospectus or assistance voting your shares, you should contact Innisfree M&A Incorporated at:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll-Free for Shareholders: (877) 825-8621

Banks and Brokers Call Collect: (212) 750-5834

A2: Max shareholders:

If you have additional questions about the amalgamation or the waiver letter or if you would like additional copies of this supplement to the proxy statement/prospectus or assistance voting your shares, you should contact Mackenzie Partners, Inc. at:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500 or

Toll-Free: (800) 322-2885

UPDATE TO RISK FACTORS

The information presented below updates the risk factors contained in the joint proxy statement/prospectus entitled “Risks Related to the Amalgamation—The value of the common shares of IPC that the Max shareholders receive in the amalgamation will vary as a result of the fixed exchange ratio and possible fluctuations in the price of IPC’s common shares” and “Risks Related to the Combined Entity Following the Amalgamation—The price of IPC common shares after the amalgamation may be affected by factors different from those affecting the price of common shares of IPC or common shares of Max before the amalgamation.”

Risks Related to the Amalgamation

The value of the common shares of IPC that the Max shareholders receive in the amalgamation will vary as a result of the fixed exchange ratio and possible fluctuations in the price of IPC’s common shares, including fluctuations resulting from the special dividend and the post-closing dividend.

At the effective time, each Max common share issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive IPC common shares equal to the exchange ratio and cash in lieu of fractional shares. Because the exchange ratio is fixed at 0.6429 of an IPC common share for each common share of Max, the market value of the IPC common shares issued in the amalgamation will depend upon the market price of an IPC common share at the effective time. The price of IPC’s common shares on the close of business on the business day before the amalgamation agreement was announced (February 27, 2009) was $25.41, and the price of IPC’s common shares at the close of business on June 3, 2009, the most recent practical date before filing this supplement to the joint proxy statement/prospectus, was $26.74. If the price of IPC common shares declines, Max shareholders could receive less value for their shares upon the closing of the amalgamation than the value calculated pursuant to the exchange ratio on the business day before the date the amalgamation agreement was announced, or on the date of the Max shareholders meeting. Share price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. Accordingly, shareholders cannot be sure of the market value of the IPC common shares that will be issued in the amalgamation or the market value of the IPC common shares at any time after the amalgamation. In addition, the special dividend and the post-closing dividend are likely to cause an increase in the price of IPC’s common shares when they are announced and then a corresponding decrease following the respective record dates of the special dividend and the post-closing dividend.

Risks Related to the Combined Entity Following the Amalgamation

The price of IPC common shares after the amalgamation may be affected by factors different from those affecting the price of common shares of IPC or common shares of Max before the amalgamation.

Following the completion of the amalgamation, holders of IPC common shares prior to the amalgamation will own shares in the combined entity that includes the operations of Max, and the former shareholders of Max will own shares in the combined entity that includes the operations of IPC. As the businesses of IPC and Max are different, the results of operations as well as the price of IPC common shares following the amalgamation may be affected by factors different from those factors affecting IPC or Max as independent stand-alone entities. For a discussion of IPC’s and Max’s businesses and certain risk factors to consider in connection with their respective businesses, see the respective sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of IPC’s and Max’s annual reports on Form 10-K for the year ended December 31, 2008, and other documents incorporated by reference into this supplement to the joint proxy statement/prospectus and the joint proxy statement/prospectus. In addition, the special dividend and the post-closing dividend are likely to cause an increase in the price of IPC’s common shares when they are announced and then a corresponding decrease following the respective record dates of the special dividend and the post-closing dividend.

UPDATE TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IPC

Set forth below is certain selected historical consolidated financial data relating to IPC. The financial data has been derived from IPC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and 2008, and the audited financial statements filed as part of IPC’s Annual Report on Form 10-K for the year ended December 31, 2008. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this supplement to the joint proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by IPC with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See Where You Can Find More Information on page S-43.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(dollars in millions, except percentages and share and per share amounts)
Statement of Income (Loss) Data:
Gross premiums written	$234.6	$197.9	$403.4	$404.1	$429.9	$472.4	$378.4
Net premiums earned	98.7	89.7	387.4	391.4	397.1	452.5	354.9
Net investment income	21.9	23.9	94.1	121.8	109.7	71.8	51.2
Net (losses) gains on investments	(35.6)	(6.0)	(168.2)	67.6	12.1	(10.6)	5.9
Other income	—	—	—	1.1	3.5	5.2	4.3
Net loss and loss adjustment expenses incurred	39.1	5.3	155.6	124.9	58.5	1,072.7	215.6
Net acquisition costs	9.8	8.7	36.4	39.9	37.5	39.2	37.7
General and administrative expenses	24.3	7.1	26.3	30.5	34.4	27.4	23.2
Interest expense	0.4	—	2.7	—	—	—	—
Net foreign exchange loss (gain)	3.1	(0.3)	1.9	1.2	(2.6)	3.0	1.3
Net income (loss)	8.3	86.8	90.4	385.4	394.6	(623.4)	138.6
Preferred dividend	—	4.2	14.9	17.1	17.2	2.7	—
Net income (loss), available to common shareholders	8.3	82.6	75.5	368.3	377.4	(626.1)	138.6
Net income (loss) per common share(1)	0.15	1.44	1.45	5.53	5.54	(12.30)	2.87
Weighted average shares outstanding(1)	55,903,740	57,427,602	59,301,939	69,728,229	71,212,287	50,901,296	48,376,865
Cash dividend per common share	$0.22	$0.22	$0.88	$0.80	$0.64	$0.88	$0.88
Other Data:
Loss and loss adjustment expense ratio(2)	39.6%	5.9%	40.2%	31.9%	14.7%	237.0%	60.8%
Expense ratio(2)	34.6%	17.6%	16.2%	18.0%	18.1%	14.8%	17.1%
Combined ratio(2)	74.2%	23.5%	56.4%	49.9%	32.8%	251.8%	77.9%
Return on average equity (annualized)(3)	1.8%	15.5%	4.2%	20.1%	24.0%	(38.0)%	8.6%
Balance Sheet Data (at end of period):
Total cash and investments	$2,190.0	$2,475.9	$2,235.2	$2,473.2	$2,485.5	$2,560.1	$1,901.1
Reinsurance premiums receivable	199.2	161.5	108.0	91.4	113.8	180.8	85.1
Total assets	2,453.1	2,712.0	2,388.7	2,627.7	2,645.4	2,778.3	2,028.3
Reserve for losses and loss adjustment expenses	354.5	355.3	355.9	395.2	548.6	1,072.1	274.5
Unearned premiums	219.6	181.9	85.5	76.0	80.0	66.3	68.5
Total shareholders’ equity	1,849.5	2,148.1	1,850.9	2,125.7	1,991.0	1,616.4	1,668.4
Diluted book value per common share(4)	33.05	33.26	32.85	32.42	27.94	22.26	34.44

(1)	Net income per common share is calculated upon the weighted average number of common shares outstanding during the relevant year/period. The weighted average number of shares includes common shares and the dilutive effect of employee stock options and stock grants, using the treasury stock method and convertible preferred shares. The net loss per common share for the year ended December 31, 2005, is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of employee stock options, stock grants and convertible preferred shares. The net income per common share for the year ended December 31, 2008, is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of stock-based compensation and convertible preferred shares.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss adjustment expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annual net income (loss), available to common shareholders divided by the average of the common shareholders’ equity, which is total shareholders’ equity, excluding convertible preferred shares, on the first and last day of the respective year.

(4)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation, calculated using the treasury stock method. At December 31, 2008 and March 31, 2009, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation using the treasury stock method was 56,348,698 and 55,959,418, respectively.

UPDATE TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAX

Set forth below is certain selected historical consolidated financial data relating to Max. The financial data has been derived from Max’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 and 2008, and the audited financial statements filed as part of Max’s Annual Report on Form 10-K for the year ended December 31, 2008. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this supplement to the joint proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by Max with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See Where You Can Find More Information on page S-43.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(dollars in millions, except percentages and per-share data)
Gross premiums written	$434.3	$306.6	$1,254.3	$1,078.3	$865.2	$1,246.0	$1,043.6
Net premiums earned	190.3	135.8	813.5	817.9	665.0	1,053.5	899.9
Net investment income	40.5	49.6	181.6	188.2	150.0	106.8	82.8
Net gains (losses) on alternative investments	18.0	(25.7)	(233.0)	186.7	84.8	39.9	81.6
Net income (loss)	44.5	7.7	(175.3)	303.2	216.9	9.5	141.8
Fixed maturities and cash	4,436.5	4,166.5	4,603.3	4,060.9	3,470.0	2,996.9	2,395.2
Alternative investments	599.5	999.8	753.7	1,061.7	1,065.9	1,230.9	1,119.0
Total assets	7,177.4	6,719.4	7,252.0	6,538.5	5,849.0	5,305.2	4,319.4
Shareholders’ equity	1,262.9	1,511.6	1,280.3	1,583.9	1,390.1	1,185.7	902.7
Book value per share	22.60	26.78	22.94	27.54	23.06	20.16	19.70
Diluted book value per share(1)	21.88	25.50	22.46	25.59	21.55	18.65	18.38
Diluted earnings per share	0.78	0.13	(3.10)	4.75	3.43	0.18	2.92
Cash dividends per share	0.09	0.09	0.36	0.32	0.24	0.18	0.12
Return on average shareholders’ equity (annualized)	14.0%	2.0%	(12.2)%	20.4%	16.8%	0.9%	17.0%

(1)	Diluted book value per share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation and warrants, calculated using the treasury stock method. At December 31, 2008 and March 31, 2009, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation and warrants using the treasury stock method, was 57,009,398 and 57,713,179, respectively.

UPDATE TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IPC

The preliminary unaudited pro forma condensed consolidated balance sheet at March 31, 2009, combines the historical consolidated balance sheets of IPC and Max, giving effect to the amalgamation as if it had been consummated on March 31, 2009. The preliminary unaudited pro forma condensed consolidated income statements for the year ended December 31, 2008 and the three months ended March 31, 2009, combine the historical consolidated statements of income of IPC and Max, giving effect to the amalgamation as if it had occurred on January 1, 2008. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the amalgamation, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the consolidated results. You should read this information in conjunction with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial information;

•	IPC’s separate historical audited financial statements as of and for the year ended December 31, 2008, included in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Max’s separate historical audited financial statements as of and for the year ended December 31, 2008, included in Max’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	IPC’s separate historical interim financial information as of and for the three months ended March 31, 2009, included in IPC’s Form 10-Q for the three months ended March 31, 2009; and

•	Max’s separate historical interim financial information as of and for the three months ended March 31, 2009, included in Max’s Form 10-Q for the three months ended March 31, 2009.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. The preliminary unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the amalgamation been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined entity. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the amalgamation.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting with IPC treated as the accounting acquirer. Accordingly, IPC’s cost to acquire Max has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at March 31, 2009. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Update to Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At March 31, 2009
	Historical IPC	Historical Max	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions)
ASSETS
Cash and cash equivalents	$122.1	$955.6	$(176.8	)(a)	$900.9
Fixed maturities, trading at fair value	1,772.8	56.0	—		1,828.8
Fixed maturities, available for sale at fair value	—	3,424.9	—		3,424.9
Equity investments, trading at fair value	186.7	—	—		186.7
Alternative investments, at fair value	108.4	599.5	—		707.9
Accrued investment income	27.9	45.8	—		73.7
Premiums receivable	199.2	673.6	(9.4	)(b)	863.4
Loss and loss adjustment expenses recoverable	4.3	879.8	(1.2	)(c)	882.9
Deferred acquisition costs	22.8	64.0	(64.0	)(d)	22.8
Deferred premiums ceded	3.6	238.7	(4.5	)(e)	237.8
Trades pending settlement	—	131.3	—		131.3
Prepaid expenses and other assets	4.8	108.2	(12.0	)(f)	101.0

Total assets	$2,452.6	$7,177.4	$(267.9)		$9,362.1

LIABILITIES
Reserve for property and casualty losses and loss adjustment expenses	$354.5	$3,005.1	$58.4	(g)	$3,418.0
Life and annuity benefits	—	1,306.6	70.0	(h)	1,376.6
Deposit liabilities	—	153.3	—		153.3
Funds withheld from reinsurers	—	148.9	—		148.9
Unearned property and casualty premiums	219.6	690.1	(71.9	)(i)	837.8
Reinsurance premiums payable	4.5	165.0	(4.9	)(j)	164.6
Accounts payable and accrued liabilities	24.5	54.1	20.0	(k)	98.6
Bank loans	—	300.0	—		300.0
Senior notes	—	91.4	(28.1	)(l)	63.3

Total liabilities	603.1	5,914.5	43.5		6,561.1
SHAREHOLDERS’ EQUITY
Preferred shares	—	—	—		—
Common shares	0.6	55.9	(55.5	)(m)	1.0
Additional paid-in capital	1,091.5	768.6	230.1	(n)	2,090.2
Accumulated other comprehensive loss	(0.9)	(107.6)	107.6	(o)	(0.9)
Retained earnings	758.3	546.0	(593.6	)(p)	710.7

Total shareholders’ equity	1,849.5	1,262.9	(311.4)		2,801.0

Total liabilities and shareholders’ equity	$2,452.6	$7,177.4	$(267.9)		$9,362.1

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Update to Unaudited Pro Forma Condensed Consolidated Income Statement

	For the Year Ended December 31, 2008
	Historical IPC	Historical Max	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions, except per-share data, and shares in thousands)
Revenues:
Net premiums earned	$387.4	$813.5	$(0.5	)(q)	$1,200.4
Net investment income	94.1	181.6	(7.7	)(r)	268.0
Net (losses) gains on equity investments	(114.0)	—	—		(114.0)
Net (losses) gains on alternative investments	(33.1)	(233.0)	—		(266.1)
Net realized and unrealized losses on fixed maturities	(21.1)	(18.8)	—		(39.9)
Other income	—	3.7	—		3.7

Total revenues	313.3	747.0	(8.2)		1,052.1

Expenses:
Net property and casualty losses and loss expenses	155.6	393.7	(10.0	)(s)	539.3
Claims and policy benefits	—	301.5	(3.0	)(t)	298.5
Net acquisition costs	36.4	52.4	—		88.8
Interest expense	2.7	36.1	1.6	(u)	40.4
Net foreign exchange loss (gain)	1.9	9.9	(23.5	)(v)	(11.7)
General and administrative expenses	26.3	127.5	(9.7	)(w)	144.1

Total expenses	222.9	921.1	(44.6)		1,099.4

Income (loss) before income taxes and preferred share dividends	90.4	(174.1)	36.4		(47.3)
Income tax expense	—	1.2	—		1.2

Net income (loss)	90.4	(175.3)	36.4		(48.5)
Dividend on preferred shares	14.9	—	—		14.9

Net income (loss) available to common shareholders	$75.5	$(175.3)	$36.4		$(63.4)

Per common share information
Net income (loss) per common share:
Basic (Note 3)	$1.45	$(3.10)			$(0.72)
Diluted (Note 3)	1.45	(3.10)			(0.72)
Weighted average number of common shares outstanding:
Basic (Note 3)	52,124	56,566			88,515
Diluted (Note 3)	52,124	56,566			88,515

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Update to Unaudited Pro Forma Condensed Consolidated Income Statement

	For the Three Months Ended March 31, 2009
	Historical IPC	Historical Max	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions, except per share data, and shares in thousands)
Revenues:
Net premiums earned	$98.7	$190.3	$(0.7	)(x)	$288.3
Net investment income	21.9	40.5	(1.6	)(y)	60.8
Net (losses) gains on equity investments	(27.9)	—	—		(27.9)
Net gains on alternative investments	7.7	18.0	—		25.7
Net realized and unrealized (losses) gains on fixed maturities	(15.4)	0.4	—		(15.0)
Other income	—	1.3	—		1.3

Total revenues	85.0	250.5	(2.3)		333.2

Expenses:
Net property and casualty losses and loss expenses	39.1	124.7	(2.5	)(z)	161.3
Claims and policy benefits	—	14.3	(0.8	)(aa)	13.5
Net acquisition costs	9.8	20.6	—		30.4
Interest expense	0.4	3.9	0.5	(bb)	4.8
Net foreign exchange loss (gain)	3.1	(3.4)	(2.6	)(cc)	(2.9)
General and administrative expenses	24.3	44.3	(20.0	)(dd)	48.6

Total expenses	76.7	204.4	(25.4)		255.7

Income before income taxes and preferred share dividends	8.3	46.1	23.1		77.5
Income tax expense	—	1.6	—		1.6

Net income	8.3	44.5	23.1		75.9

Dividend on preferred shares	—	—	—		—

Net income available to common shareholders	$8.3	$44.5	$23.1		$75.9

Per common share information
Net income per common share:
Basic (Note 3)	$0.15	$0.79			$0.82
Diluted (Note 3)	0.15	0.78			0.82
Weighted average number of common shares outstanding:
Basic (Note 3)	55,904	56,637			92,316
Diluted (Note 3)	55,916	57,184			92,680

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to the Update to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1—Basis of Pro Forma Presentation

On March 1, 2009, IPC entered into an agreement and plan of amalgamation with Max. The transaction will be treated as a purchase business combination by IPC of Max under accounting principles generally accepted in the United States of America. In this amalgamation, IPC will issue the equity interests. Each Max common share will be exchanged for 0.6429 IPC common shares (the exchange ratio).

The preliminary unaudited pro forma condensed consolidated balance sheet at March 31, 2009, reflects the amalgamation as if it occurred on March 31, 2009. The preliminary unaudited pro forma condensed consolidated income statements for the year ended December 31, 2008 and the three months ended March 31, 2009, reflect the amalgamation as if it occurred on January 1, 2008. The pro forma adjustments herein reflect an exchange ratio of 0.6429 IPC common shares for each of the 54,272,901 outstanding and unrestricted common shares of Max at March 31, 2009, along with 0.6429 IPC common shares for each Max restricted share and restricted stock unit in connection with the amalgamation (see Note 3).

The share price used in determining the preliminary estimated purchase price is based on the closing price of IPC common shares on March 31, 2009. The preliminary estimated purchase price also includes the fair value of the Max stock options, and is calculated as follows:

Number of Max common shares outstanding, restricted shares and restricted stock units as of March 31, 2009 (in thousands)	56,946
Exchange ratio	0.6429

Total IPC common shares issued (in thousands)	36,611
IPC’s closing share price on March 31, 2009	$27.04

Estimated purchase price before adjustments for stock based compensation (in millions)	$989.9
Estimated fair value of approximately 6.7 million Max stock-based awards outstanding as of March 31, 2009 (in millions)	26.7
Unrecognized compensation on unvested stock options, restricted shares and restricted stock units (in millions)	(17.5)

Estimated purchase price (in millions)	$999.1

The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of March 31, 2009 (in millions):

Net book value of net assets acquired prior to fair value adjustments(1)	$1,262.9
Preliminary adjustments for fair value
Adjustment to deferred acquisition costs(2)	(64.0)
Adjustment to goodwill and intangible assets(3)	(12.0)
Adjustment to reserve for property and casualty losses and loss adjustment expenses(4)	(60.0)
Adjustment to life and annuity benefits(4)	(70.0)
Adjustment to unearned property and casualty premiums(5)	64.0
Adjustment to senior notes(6)	28.1

Fair value of net assets acquired	$1,149.0
Purchase price	999.1

Negative goodwill(7)	$(149.9)

(1)	Represents historical net book value of Max.

(2)	Represents adjustment to reduce the deferred acquisition costs of Max to their estimated fair value at March 31, 2009.

(3)	Represents adjustment to reduce goodwill and intangible assets of Max to their estimated fair value at March 31, 2009.

(4)	The fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, life and annuity benefits, and loss and loss adjustment expenses recoverable were estimated based on the present value of the underlying cash flows of the loss reserves and recoverables. In determining the fair value estimate, IPC’s management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium exceeded the discount rate IPC’s management would use to determine the present value of the underlying cash flows. In determining the fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, and life and annuity benefits, there were no changes made in the ultimate amount of losses and loss adjustment expenses or benefit amounts as shown in Max’s financial statements and the related notes and other financial information contained in Max’s Annual Report on Form 10-K for the year ended December 31, 2008. The purchase accounting adjustments reflect the discount rates applied to the underlying cash flows and an estimated risk premium associated with such reserves and benefit amounts in order to determine their fair values. The fair value adjustments will be amortized into income each year, increasing the amount of net income each year during the amortization period, as shown in Note 2.

(5)	Represents the estimated fair value of the profit within Max’s unearned property and casualty premiums. In determining fair value, IPC’s management estimated the combined ratio associated with Max’s net unearned property and casualty premiums.

(6)	Represents adjustment to record Max’s senior notes to their estimated fair value at March 31, 2009.

(7)	Represents pro forma negative goodwill. This pro forma amount is recorded as a gain on bargain purchase upon closing of the amalgamation and accordingly is reflected as an increase in retained earnings in the March 31, 2009, pro forma balance sheet.

The preliminary unaudited pro forma condensed consolidated financial information presented herein is not necessarily indicative of the results of operations or the consolidated financial position that would have resulted had the amalgamation been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entity.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared assuming that the amalgamation is accounted for under the purchase method of accounting (referred to as purchase accounting) with IPC as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Max are adjusted to their fair value. For purposes of these preliminary unaudited pro forma condensed consolidated financial information, consideration has also been given to the impact of conforming Max’s accounting policies to those of IPC. Additionally, certain amounts in the historical consolidated financial statements of IPC and Max have been reclassified to conform to the combined entity pro forma financial statement presentation. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed consolidated financial information. Charges or credits not expected to have a continuing impact and the related tax effects which result directly from the transaction and which will be included in income within 12 months succeeding the transaction were not considered in the preliminary unaudited pro forma condensed consolidated income statement, including an estimated gain of $149.9 million as a result of negative goodwill associated with the excess of fair market value of assets and liabilities over the estimated purchase price, but were included in the preliminary unaudited pro forma condensed consolidated balance sheet.

The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the consolidated balance sheet and income statement will differ, perhaps materially, from those reflected in this preliminary unaudited pro forma condensed consolidated financial information because the assets and liabilities of Max will be recorded at their respective fair values on the date the amalgamation is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the amalgamation.

The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the amalgamation is consummated and after completion of a thorough analysis to determine the fair values of Max’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming of Max’s accounting policies to those of IPC, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of Max’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to negative goodwill and may impact the consolidated income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2—Pro Forma Adjustments

The pro forma adjustments related to the preliminary unaudited pro forma condensed consolidated balance sheet at March 31, 2009, assume the amalgamation took place on March 31, 2009. The pro forma adjustments at March 31, 2009 include the special dividend of $1.50 per common share declared by IPC on June 4, 2009, to shareholders of record on June 15, 2009, subject to the closing of the amalgamation and payable after the closing of the amalgamation. The pro forma adjustments at March 31, 2009 also include the post-closing dividend of $1.00 per common share of the combined entity, agreed to by IPC and Max, with a record date and payment date following the closing of the amalgamation, and contingent upon the closing of the amalgamation. The pro forma adjustments to the preliminary unaudited pro forma condensed consolidated income statements for the year ended December 31, 2008 and the three months ended March 31, 2009, assume the amalgamation took place on January 1, 2008.

The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from Max. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (Decrease) as of March 31, 2009
(dollars in millions)
Unaudited Pro Forma Condensed Consolidated Balance Sheet
Assets
a) Adjustment to reflect the special dividend and the post-closing dividend	$(176.8)
b) To eliminate intercompany reinsurance balances between IPC and Max	(9.4)
c) To eliminate intercompany reinsurance balances between IPC and Max	(1.2)
d) To reflect the adjustment of deferred acquisition costs to their estimated fair value	(64.0)
e) To eliminate intercompany reinsurance balances between IPC and Max	(4.5)
f) To reflect the adjustment of goodwill and intangible assets to estimated fair value	(12.0)

(267.9)

Liabilities
g) Property and casualty losses
i. Adjustment to reflect the reserve for property and casualty losses and loss adjustment expenses at estimated fair value	60.0
ii. To eliminate intercompany reinsurance balances between IPC and Max	(1.6)

58.4

h) Adjustment to reflect life and annuity benefits at estimated fair value	70.0
i) Unearned property and casualty premiums
i. Adjustment to reflect the estimated fair value of unearned property and casualty premiums	(64.0)
ii. To eliminate intercompany reinsurance balances between IPC and Max	(7.9)

(71.9)

j) To eliminate intercompany reinsurance balances between IPC and Max	(4.9)
k) Adjustment to reflect the estimated liability for merger-related transaction costs	20.0
l) Adjustment to reflect the senior notes at fair value	(28.1)

43.5

Increase (Decrease) as of March 31, 2009
(dollars in millions)
Shareholders’ Equity
m) Common shares
i. Adjustment to reflect the elimination common shares of Max	(55.9)
ii. Adjustment to reflect the issuance of IPC common shares	0.4

(55.5)

n) Additional paid-in capital
i. Adjustment to reflect the elimination additional paid-in capital of Max	(768.6)
ii. Adjustment to reflect the issuance of IPC common shares	1,016.2
iii. Unearned compensation on unvested Max stock options and restricted shares	(17.5)

230.1

o) Adjustment to reflect the elimination of the accumulated other comprehensive loss of Max	107.6
p) Retained earnings
i. Adjustment to reflect the elimination of retained earnings of Max	(546.0)
ii. Adjustment to reflect the gain related to the negative goodwill	149.9
iii. Adjustment to record the estimated merger-related transaction costs	(20.0)
iv. To eliminate earnings on intercompany reinsurance transactions between IPC and Max	(0.7)
v. Adjustment to reflect the special dividend and the post-closing dividend	(176.8)

(593.6)

$(311.4)

Increase (Decrease) Year Ended December 31, 2008
(dollars in millions)
Unaudited Pro Forma Condensed Consolidated Income Statement
Revenues
q) To eliminate intercompany reinsurance transactions between IPC and Max	$(0.5)
r) Adjustment to reduce net investment income for the impact of the special dividend and post-closing dividend, assuming a 4.35% investment yield	(7.7)

(8.2)

Losses and Expenses
s) Adjustment to accrete the fair value adjustment for reserve for property and casualty losses and loss adjustment expenses to net income	(10.0)
t) Adjustment to accrete the fair value adjustment for life and annuity benefits to net income	(3.0)
u) Adjustment to record additional amortization expense on senior notes resulting from the fair value adjustment	1.6
v) Adjustment to conform to IPC’s accounting policy with respect to functional currencies	(23.5)
w) Adjustment to reflect the estimated reduction to compensation expense resulting from the accelerated vesting of stock-based awards	(9.7)

$(44.6)

Increase (Decrease) Three Months Ended March 31, 2009
(dollars in millions)
Unaudited Pro Forma Condensed Consolidated Income Statement
Revenues
x) To eliminate intercompany reinsurance transactions between IPC and Max	$(0.7)
y) Adjustment to reduce net investment income for the impact of the special dividend and post-closing dividend, assuming a 3.63% investment yield	(1.6)

(2.3)

Losses and Expenses
z) Adjustment to accrete the fair value adjustment for reserve for property and casualty losses and loss adjustment expenses to net income	(2.5)
aa) Adjustment to accrete the fair value adjustment for life and annuity benefits to net income	(0.8)
bb) Adjustment to record additional amortization expense on senior notes resulting from the fair value adjustment	0.5
cc) Adjustment to conform to IPC’s accounting policy with respect to functional currencies	(2.6)
dd) General and administrative expenses
i. Adjustment to reflect the estimated reduction to compensation expense resulting from the accelerated vesting of stock-based awards	(1.0)
ii. Adjustment to remove amalgamation-related transaction costs	(19.0)

(20.0)

$(25.4)

Certain other assets and liabilities of Max will also be subject to adjustment to their respective fair values at the time of the amalgamation. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Note 3—Net Income Per Share, Weighted Shares and Shares Outstanding

Pro forma shares outstanding at March 31, 2009, consist of the following:

(in thousands)
Max common shares outstanding, restricted shares and restricted stock units	56,946
Exchange ratio	0.6429

Common shares issued by IPC at closing of the amalgamation	36,611
Unvested common shares issued by IPC at closing of the amalgamation	(648)

35,963
Historical IPC common shares outstanding	56,093

Pro forma IPC common shares outstanding	92,056

For the year ended December 31, 2008 and the three months ended March 31, 2009, the pro forma net income per common share data has been computed based on the combined historical income of IPC and Max and the impact of purchase accounting adjustments. Weighted average shares outstanding were calculated using IPC’s historical weighted average common shares outstanding and Max’s weighted average common shares outstanding multiplied by the exchange ratio.

Pro forma weighted shares outstanding for the year ended December 31, 2008, consists of the following:

	Basic	Diluted(1)
	(in thousands)
Historical Max weighted average shares outstanding	56,566	56,566
Max restricted shares and restricted stock units that will vest at closing of the amalgamation	39	39

	56,605	56,605

Exchange ratio	0.6429	0.6429

Pro forma Max weighted average shares outstanding	36,391	36,391
Historical IPC weighted average shares outstanding	52,124	52,124

Pro forma IPC weighted average shares outstanding	88,515	88,515

(1)	Anti-dilution provisions apply to 2008. There is no effect of stock-based compensation and preference shares because they are anti-dilutive.

Pro forma weighted shares outstanding for the three months ended March 31, 2009, consists of the following:

	Basic	Diluted
		(in thousands)
Historical Max weighted average shares outstanding	56,637	57,184

Exchange ratio	0.6429	0.6429

Pro forma Max weighted average shares outstanding	36,412	36,764
Historical IPC weighted average shares outstanding	55,904	55,916

Pro forma IPC weighted average shares outstanding	92,316	92,680

The pro forma adjustments reflect the effect of accelerated vesting of certain share-based compensation. See additional discussion in Note 4.

Note 4—Stock Based Compensation

Upon the closing of the amalgamation, all Max equity awards outstanding as of the effective time of the amalgamation will be converted into equivalent equity awards of IPC. Each outstanding vested and unvested option to acquire Max common shares will be automatically converted into an option to acquire a number of whole common shares of IPC equal to the product of the number of Max common shares that were subject to the original Max stock option multiplied by the exchange ratio, (rounded down to the nearest whole share) at a per share exercise price of the original Max stock option divided by the exchange ratio (rounded up to the nearest whole cent). All unvested Max stock options, restricted share awards and restricted stock units will be accelerated upon closing of the amalgamation, except for grants made after October 31, 2008, and those for which waivers to acceleration were elected. Each converted Max stock option will otherwise continue unaltered and have substantially the same terms and conditions as were in effect immediately prior to the completion of the transactions, including, as applicable, vesting and term of exercise. The unvested number of shares in a restricted stock grant will be converted into a number of whole common shares of an IPC restricted share grant equal to the product of the number of unvested Max shares that were subject to the original Max restricted stock grant multiplied by the exchange ratio (rounded to the nearest whole share). No fractional shares will be issued and no cash payment for fractional shares will be made to holders of unvested restricted stock grants. No other change will be made to each unvested restricted stock grant, and the terms and conditions in effect immediately before the completion of the transactions, including vesting, will be unchanged.

UPDATE TO COMPARATIVE PER-SHARE DATA

The historical earnings per share, dividends, and book value of IPC and Max shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and from their respective unaudited interim financial information for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the amalgamation using the purchase method of accounting as if the amalgamation had been completed on January 1, 2008. The unaudited pro forma book value per share information was computed as if the amalgamation had been completed on December 31, 2008 and March 31, 2009. You should read this information in conjunction with the historical financial information of IPC and of Max included or incorporated elsewhere in this supplement to the joint proxy statement/prospectus and the joint proxy statement/prospectus, including IPC’s and Max’s financial statements and related notes. The unaudited pro forma per share information assumes that 56,945,966 Max common shares and restricted stock units are converted into shares of IPC common stock at the exchange ratio. The unaudited pro forma data is not necessarily indicative of actual results had the amalgamation occurred during the period indicated. The unaudited pro forma data is not necessarily indicative of future operations of the combined entity.

	Year Ended December 31, 2008	Three Months Ended March 31, 2009
Basic earnings per common share
IPC historical	$1.45	$0.15
Max historical	(3.10)	0.79
Pro forma combined	(0.72)	0.82

Diluted earnings per common share
IPC historical(1)	$1.45	$0.15
Max historical(1)	(3.10)	0.78
Pro forma combined(1)	(0.72)	0.82

Cash dividends declared per common share
IPC historical	$0.88	$0.22
Max historical	0.36	0.09
Pro forma combined	0.73	0.19

Book value per common share (at period end)
IPC historical	$33.00	$32.97
Max historical	22.94	22.60
Pro forma combined(2)	30.38	30.43

(1)	Anti-dilution provisions apply to 2008. There is no effect of stock-based compensation and preference shares because they are anti-dilutive.

(2)	Pro Forma combined book value per common share reflects book value after the payment of the special dividend and the post-closing dividend.

UPDATE TO MARKET PRICE AND DIVIDEND INFORMATION

IPC’s and Max’s common shares are quoted on Nasdaq under the ticker symbol “IPCR” and “MXGL”, respectively. The following table sets out the high and low prices and quarterly dividends for each company’s common shares for the periods indicated as reported by Nasdaq. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

	IPC				Max
	High	Low	Quarterly Dividend		High	Low	Quarterly Dividend
Year ended December 31, 2009
First Quarter	$30.36	$20.52	$0.22		$19.50	$13.00	$0.09
Second Quarter (up to June 3, 2009)	$27.88	$24.10	$0.00	(1)	$18.09	$15.25	$0.09

Year ended December 31, 2008
First Quarter	$29.10	$24.67	$0.22		$30.61	$25.72	$0.09
Second Quarter	$31.11	$26.51	$0.22		$26.85	$21.30	$0.09
Third Quarter	$33.75	$26.29	$0.22		$31.00	$20.70	$0.09
Fourth Quarter	$31.40	$19.01	$0.22		$26.10	$9.56	$0.09

Year ended December 31, 2007
First Quarter	$34.35	$27.64	$0.20		$25.90	$23.59	$0.07
Second Quarter	$32.67	$28.41	$0.20		$29.24	$25.14	$0.07
Third Quarter	$33.18	$23.30	$0.20		$29.05	$23.25	$0.09
Fourth Quarter	$30.45	$26.67	$0.20		$30.14	$25.49	$0.09

Year ended December 31, 2006
First Quarter	$28.70	$25.71	$0.16		$26.74	$21.35	$0.05
Second Quarter	$28.25	$23.81	$0.16		$25.76	$21.65	$0.05
Third Quarter	$30.63	$24.50	$0.16		$24.37	$21.23	$0.07
Fourth Quarter	$31.97	$29.11	$0.16		$25.00	$22.16	$0.07

(1)	IPC has declared a quarterly dividend of $0.22 for the second quarter of 2009; it is payable on June 19th, 2009.

The following table sets out the trading information for IPC common shares and Max common shares on February 27, 2009, the last full trading day before the public announcement of the proposed amalgamation, and June 3, 2009, the last practicable trading day for which information was available before the first mailing of this supplement to the joint proxy statement/prospectus.

	IPC common shares close	Max common shares close	Equivalent Per-Share Price
February 27, 2009	$25.41	$16.50	$16.34
June 3, 2009	$26.74	$17.05	$17.19

Equivalent per-share amounts are calculated by multiplying IPC per-share amounts by the exchange ratio of 0.6429.

Max shareholders are encouraged to obtain current market quotations for Max common shares before making any decision with respect to the amalgamation. No assurance can be given concerning the market price for IPC common shares before or after the date on which the amalgamation will close. The market price for IPC common shares will fluctuate between the date of this supplement to the joint proxy statement/prospectus and the date on which the amalgamation closes and thereafter.

FORWARD-LOOKING STATEMENTS

This supplement to the joint proxy statement/prospectus includes statements about future economic performance, finances, expectations, plans and prospects of both IPC and Max that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the most recent Annual Report and other documents filed by each of IPC or Max, as the case may be, with the Securities and Exchange Commission (“SEC”). Neither IPC nor Max undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

This supplement to the joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes”, “anticipates”, “intends”, “expects”, “projections” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this supplement to the joint proxy statement/prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of financial ratings of any wholly owned operating subsidiary; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in the most recent reports on Form 10-K, Form 10-Q and other documents of IPC or Max, as the case may be, on file with the SEC. Risks and uncertainties relating to the proposed transaction include the risks that: the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; the anticipated benefits of the transaction will not be realized; and/or the proposed transactions will not close. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this supplement to the joint proxy statement/prospectus.

UPDATE TO THE AMALGAMATION

Update to Background of the Amalgamation

On May 7, 2009, IPC (1) filed its Joint Proxy Statement/Prospectus on Form 424B4, (2) filed a letter to IPC shareholders soliciting proxies in support of the amalgamation and (3) commenced mailing both documents to its shareholders.

On that same date, Validus Holdings, Ltd., which we refer to as “Validus”, filed with the SEC an amendment to its preliminary proxy statement soliciting proxies in opposition to the amalgamation.

On May 8, 2009, Validus filed its definitive proxy statement soliciting proxies in opposition to the amalgamation.

On May 12, 2009, Validus filed a tender offer statement on Schedule TO, in connection with which Validus also filed a preliminary prospectus/offer to exchange on Form S-4. On that same date, Validus also filed (1) a preliminary proxy statement soliciting proxies to be used at a meeting of IPC that Validus Holdings, Ltd. was seeking to be convened by the Supreme Court of Bermuda, which we refer to as the “Court”, in connection with a scheme of arrangement, (2) a preliminary proxy statement soliciting proxies to be used to requisition a special general meeting of IPC shareholders that Validus sought to convene in connection with a scheme of arrangement and (3) a preliminary proxy statement soliciting proxies to be used at such special general meeting of IPC shareholders to effect Validus’s acquisition of IPC pursuant to a scheme of arrangement.

On May 13, 2009, the Court declined to grant Validus’s request for an expedited trial on Validus’s lawsuit against IPC, IPC Limited and Max related to certain provisions of the amalgamation agreement. The Court also ordered that Validus pay IPC’s and Max’s costs in connection with Validus’s request for an expedited trial.

On that same date, IPC’s board of directors met to consider Validus’s exchange offer. After careful consideration, including a review of the terms and conditions of the exchange offer in consultation with IPC’s management and its financial and legal advisors, and consistent with its fiduciary duties under applicable law, IPC’s board of directors unanimously concluded that the exchange offer did not constitute a superior proposal as defined in the amalgamation agreement and reaffirmed its approval of the Max amalgamation. On May 14, 2009, IPC filed a solicitation/recommendation statement on Schedule 14D-9 recommending that IPC shareholders reject the exchange offer and not tender their IPC common shares pursuant to the exchange offer.

Also on that same date, IPC and Max announced that IPC and Max had satisfied all of the regulatory filing, notification and approval conditions required to complete the amalgamation.

On May 18, 2009, Validus announced that it had revised its unsolicited offer to acquire IPC. Under its revised offer Validus offered to deliver 1.1234 Validus common shares and $3.00 in cash, less any applicable withholding tax and without interest, for each IPC common share. The implied value of the amended offer of $30.14 represented a $0.16 per share, or less than 1%, increase over the value of Validus’s original offer of $29.98 (based on closing prices on May 15, 2009 and March 30, 2009, the last trading day prior to the amended and original offers, respectively).

On that same date, IPC issued a press release announcing that IPC’s board of directors would review the terms of Validus’s revised offer consistent with its fiduciary duties and make a formal recommendation to IPC shareholders in accordance therewith.

On May 19, 2009, IPC filed an amended Schedule 14D-9 to provide updated information with respect to Validus’s revised offer.

On that same date and then again on May 20, 2009, IPC’s board of directors met to consider Validus’s revised exchange offer. On May 20, 2009, after careful consideration, including a review of the terms and conditions of the exchange offer in consultation with IPC’s management and its financial and legal advisors, and consistent with its fiduciary duties under applicable law, IPC’s board of directors unanimously concluded that the exchange offer did not constitute a superior proposal as defined in the amalgamation agreement and was not in the best interests of IPC and its shareholders, taken as a whole, and recommended that IPC shareholders reject the exchange offer and not tender their IPC common shares pursuant to the exchange offer. Following IPC’s board of directors meeting, IPC advised Max of the determination of IPC’s board of directors that Validus’s revised exchange offer did not constitute a superior proposal as defined in the amalgamation agreement.

Between May 7, 2009 and May 20, 2009, Mr. Becker routinely provided Max’s board of directors updates on Max’s and IPC’s proxy solicitation efforts and kept the board apprised of Validus’s continued attempts to acquire IPC, focusing on the status of Validus’s lawsuit, the progress of Validus’s exchange offer and scheme of arrangement and, beginning on May 18, 2009, the revised terms of the Validus offer.

On May 21, 2009, Max’s board of directors met to discuss what course of action to take, if any, in response to the revised Validus offer. The board of directors of Max discussed the progress of the proxy solicitation process and, together with representatives from Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to as “Merrill Lynch”, and Max’s outside legal counsel, reviewed a variety of potential adjustments to the terms of the amalgamation agreement that could be considered in order to increase the likelihood of receiving IPC shareholder approval.

On May 21, 2009, IPC filed an amended and restated Schedule 14D-9 recommending that IPC shareholders reject the exchange offer and not tender their IPC common shares pursuant to the exchange offer. On that same date, IPC sent a letter to Validus detailing IPC’s belief that Validus faces substantial obstacles to completing its exchange offer.

On May 29, 2009, the Court dismissed Validus’s application for an order convening a meeting of IPC’s shareholders to consider Validus’s proposed scheme of arrangement and ordered Validus to pay IPC’s costs in connection with Validus’s application.

IPC’s board of directors met on May 26, May 31 and June 4, 2009 to discuss, among other things, the status of IPC’s proxy solicitation process and Validus’s offer and related litigation and public relations activities.

Between May 22, 2009 and June 3, 2009, Mr. Becker continued to keep Max’s board of directors apprised of the proxy solicitation process. In particular, Mr. Becker informed Max’s board of directors of the communicated desire of a number of IPC’s shareholders for a distribution of some of the excess capital being created from the amalgamation and other comments that had been communicated about the perceived share price premium represented by the Validus proposal and, on June 3, 2009, alerted Max’s board of directors of the fact that the proxy advisory firm RiskMetrics Group recommended that IPC shareholders vote against the amalgamation.

On June 3, 2009, Max’s board of directors discussed a variety of options to increase the likelihood of receiving IPC shareholder approval, specifically focusing on the possibility of a dividend to IPC shareholders and/or to shareholders of the combined entity.

On June 3, 2009, Mr. Becker presented to the Max board of directors a variety of potential improvements to the transaction that would benefit IPC shareholders. As a result of these discussions and following additional negotiations on June 4, 2009, IPC and Max reached an agreement to enter into the waiver letter, subject to their respective board of directors’ approval, providing for (i) IPC’s declaration of a special, one-time cash dividend of $1.50 per IPC common share outstanding, with a record date of June 15, 2009, which will be one business day prior to the effective time, conditional upon the occurrence of the effective time and subject to applicable law, and (ii) IPC’s declaration of a special, one-time cash dividend of $1.00 per combined entity common share with a record date of the twenty-first day after the date on which the effective time occurs (or the first business day thereafter, if such twenty-first day is not a business day) and a payment date one business day after the record date, the payment of which shall be conditional upon the effective time having occurred and subject to applicable law.

IPC’s board of directors met on June 4, 2009 to consider the waiver letter. IPC’s financial advisor, J.P. Morgan Securities Inc., presented an analysis of the financial terms of the waiver letter. IPC’s directors then engaged in extensive review and discussion, including consideration of the factors described under—Update to Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation. Following these discussions, IPC’s board of directors by unanimous vote of directors in attendance approved the waiver letter and deemed the waiver letter and the transactions contemplated thereby to be fair, advisable and in the best interests of IPC and its shareholders as a whole. IPC’s board of directors also (i) declared a special, one-time cash dividend of $1.50 per IPC common share outstanding, with a record date of June 15, 2009 and a payment date to occur one business day after the effective time, conditional on the occurrence of the effective time and subject to applicable law and (ii) announced it would declare a special, one-time cash dividend of $1.00 per combined entity common share outstanding, with a record date of the twenty-first day after the date on which the effective time occurs (or the first business day thereafter, if such twenty-first day is not a business day) and a payment date one business day after the record date, the payment of which shall be conditional upon the effective time having occurred and subject to applicable law.

Max’s board of directors met on June 4, 2009. The board reviewed the terms of the waiver letter, including the $1.50 special dividend and the $1.00 post-closing dividend, in each case, to be paid after the effective time. Merrill Lynch then delivered to Max’s board of directors its oral opinion, which was subsequently confirmed in writing on June 4, 2009, that, after taking into account the special dividend payable to IPC shareholders, and based upon and subject to the factors and assumptions stated in that opinion, as of such date, the exchange ratio of 0.6429 IPC common shares to be exchanged in respect of each Max common share in the proposed transaction was fair, from a financial point of view, to Max shareholders (other than IPC and its affiliates) as described in—Update to Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max’s Board.

Following extensive discussion among Max’s board of directors, including consideration of the factors described under Update to Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation, Max’s board of directors unanimously approved the waiver letter and determined that the amalgamation agreement, as modified by the waiver agreement, and the amalgamation were advisable, fair to and in the best interest of Max and its shareholders.

Later that day, on June 4, 2009, Max, IPC and IPC Limited entered into the waiver letter and Max and IPC each issued a press release announcing the entry into the waiver letter and the declaration of the special dividend and the post-closing dividend.

Update to Reasons Why IPC’s Board of Directors Recommends Approval of the Amalgamation

IPC’s fundamental objective in entering into the amalgamation has been to achieve superior shareholder value creation. Following a thorough and robust process, IPC’s board of directors determined that the best way to achieve this objective is a merger-of-equals transaction with Max. The benefits of the amalgamation are substantial, and include:

•	diversification beyond IPC’s monoline property catastrophe business to achieve more consistent long-term earnings and higher returns on equity, including:

•	excess capital to deploy in new businesses or for capital management purposes, a portion of which will be used to fund the special dividend and the post-closing dividend;

•	increased flexibility to deploy capital opportunistically to take advantage of favorable pricing and underwriting developments across a greater number of business lines and regions;

•	highly complementary businesses with limited overlap, with IPC’s strength in property catastrophe reinsurance and Max’s diversified insurance and reinsurance platforms;

•	preservation of IPC’s franchise as a leading property catastrophe reinsurer writing approximately $550 million of property catastrophe premiums annually on a combined basis;

•

increased scope and scale of operations with over $2.5 billion of capital providing a larger buffer to protect IPC’s capital from catastrophe events and enhancing IPC’s ability to achieve better ratings; and

•	a top-notch management team with a proven ability to manage a more diversified business, led by Marty Becker.

In addition, shareholders of the combined entity will be positioned to benefit from an increased price-to-book value multiple, because:

•	both IPC and Max are currently trading at a discount to book value;

•	larger, more diversified companies typically trade at a higher multiple; and

•	a reduction in the combined entity’s investment risk will result in higher, more stable valuation levels.

IPC’s board of directors continues to believe that Validus’s unsolicited offer to acquire IPC at a significant discount to IPC’s book value does not constitute a superior proposal and is not in the best interests of IPC and its shareholders as a whole. While IPC’s board of directors believes that the special dividend and the post-closing dividend will deliver significant additional value to IPC shareholders for the reasons set forth below, IPC’s board of directors does not believe that Validus’s offer represents a superior proposal even absent the special dividend and the post-closing dividend for the reasons previously stated in the amended and restated solicitation/recommendation statement on Schedule 14D-9 filed with the SEC on May 21, 2009. These reasons include, but are not limited to, Validus’s substantial correlated catastrophe exposure, the fact that Validus’s offer will not deliver IPC shareholders as much book value per share as the amalgamation with Max, the fact that Validus’s offer to acquire IPC is at a discount to IPC’s book value, the fact that Validus’s offer, unlike the amalgamation with Max, would leave IPC’s shareholders with a minority stake without any representation in management or on the board, the highly conditional nature of Validus’s offer and the greater risk exposure inherent in Validus’s offer due to the fact that a greater portion of the hurricane season would elapse before the closing of the Validus transaction. In addition, Validus’s offer is complex, time-consuming and highly conditional, it contains one-sided deal protections, and it presents substantial uncertainty for IPC’s shareholders. IPC’s board of directors encourages its shareholders to read IPC’s solicitation/recommendation statement on Schedule 14D-9.

In reaching its decision to approve the waiver letter and recommend that its shareholders approve the matters to be presented at the IPC meeting related to the amalgamation agreement, IPC’s board of directors considered a number of factors, including the factors discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the amalgamation, IPC’s board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, IPC’s board of directors made its recommendation based on the totality of information presented to, and the investigations conducted by or at the direction of, IPC’s board of directors. The factors included, but were not limited to, the following:

•	the special dividend provides significant additional value to all IPC shareholders;

•

the special dividend and the post-closing dividend allow IPC shareholders to reap immediate, tangible benefits from the creation of excess capital in the amalgamation through the delivery of cash to IPC’s shareholders shortly after the closing of the amalgamation;

•

IPC’s board of directors considers that the amalgamation is a central step in achieving the benefits to IPC and its shareholders described in this section and in more detail in the joint proxy statement/prospectus under The Amalgamation—Reasons IPC’s Board of Directors Recommends Approval of the Amalgamation and that the waiver letter, including the special dividend and the post-closing dividend, will increase the likelihood of obtaining the required level of shareholder approval of the matters being presented to IPC shareholders at the IPC meeting in connection with the amalgamation;

•

the special dividend and the post-closing dividend will not adversely affect the projections or the combined business plan previously reviewed by IPC’s board of directors and presented in the joint proxy statement/prospectus under The Amalgamation—Projected Financial Information because the projections and the combined business plan included conservative assumptions that did not, for the most part, take into account the benefits of the use or redeployment of excess capital;

•

discussions by IPC and Max with A.M. Best Company, Standard & Poor’s Financial Services LLC and Moody’s Investors Service confirm that none of the waiver letter, the special dividend nor the post-closing dividend will result in the combined company receiving an unacceptable indicative financial strength rating;

•	no additional regulatory approvals are required as a result of the waiver letter, the special dividend or the post-closing dividend; and

•	no further amendments to or consents under IPC’s and Max’s credit facilities are required as a result of the waiver letter, the special dividend or the post-closing dividend.

Update to Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation

As discussed under—Update to the Background of the Amalgamation, on June 4, 2009, Max’s board of directors approved the waiver letter and determined that the amalgamation agreement (as modified by the waiver letter) and the amalgamation were advisable, fair to and in the best interest of Max and its shareholders. Max’s board of directors recommends that Max shareholders vote “FOR” the adoption of the amalgamation agreement (as modified by the waiver letter) at the Max special meeting of shareholders.

In deciding to approve the waiver to the amalgamation agreement and to recommend that its shareholders adopt the amalgamation agreement (as modified by the waiver letter), Max’s board of directors considered a number of factors, including the belief that, if IPC were to declare and pay the special dividend and post-closing dividend, there would be increased support from shareholders of IPC for approving matters related to the amalgamation and that the special dividend and post-closing dividend would not materially impact the long-term financial and strategic benefits to the Max shareholders, as well as the other factors discussed below. In view of the number and variety of factors considered in connection with its evaluation of the waiver letter, Max’s board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and individual directors may have given different weight to different information and factors. Max’s board of directors viewed its approval and recommendation as being based on the totality of the information and factors presented to and considered by it. This explanation of Max’s reasons for the proposed amalgamation with IPC and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In reaching its decision, Max’s board of directors consulted with Max management with respect to strategic and operational matters. Max’s board of directors also consulted with Merrill Lynch with respect to the financial aspects of the waiver letter and Max’s legal advisors with respect to the legal issues related to the waiver letter and related issues and considered a number of factors, including the material factors discussed beginning on page 57 of the joint proxy statement/prospectus, the factor discussed above and the following other material factors, which Max’s board of directors viewed as generally supporting its determination:

•

the financial analyses presented by Merrill Lynch, the Max board of directors’ financial advisor, and its opinion, delivered orally to the Max board of directors and subsequently confirmed in writing on June 4, 2009, to the effect that, as of that date, and subject to and based upon the qualifications and assumptions set forth in its opinion, the exchange ratio of 0.6429, after taking into account the declaration of the special dividend remains fair from a financial point of view, as of the date of the opinion, to the Max shareholders, other than IPC and its affiliates, as described in—Update to Opinion of Merrill Lynch, Pierce, Fenner, & Smith Incorporated Financial Advisor to Max’s Board below;

•

the fact that the exchange ratio of 0.6429 that was previously negotiated remained unchanged, providing Max’s shareholders with the same percentage ownership of the combined entity following the amalgamation and the same meaningful opportunity to participate in any appreciation in the combined entity’s share price;

•	the fact that the post-closing dividend will be paid to both the legacy IPC shareholders and legacy Max shareholders;

•

the fact that all closing conditions (including requisite regulatory approvals), other than shareholder approval and customary closing conditions, had been satisfied as of the date of the waiver letter; and

•	the belief that the terms of the waiver letter are reasonable.

In addition to the factors above, Max’s board of directors identified and considered a variety of risks and potentially negative factors in its deliberations concerning the amalgamation, including the factors discussed under Update to Risk Factors on page S-5 of this supplement to the joint proxy statement/prospectus and page 60 of the joint proxy statement/prospectus and the potential risks relating to the special dividend and post-closing dividend.

The foregoing discussion of the material factors considered by the Max board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Max board of directors.

Update to Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Financial Advisor to Max’s Board

Max engaged Merrill Lynch, pursuant to a letter agreement effective as of November 1, 2008, to act as Max’s financial advisor and provide an opinion as to the fairness, from a financial point of view, of the exchange ratio to Max shareholders, other than IPC and its affiliates, in a possible transaction with Max.

In connection with the proposed amalgamation, on June 4, 2009, Merrill Lynch rendered an oral opinion, which it later confirmed in writing on the same date, that, as of that date, and based upon and subject to the various assumptions and limitations described in the opinion, the exchange ratio was fair from a financial point of view to the Max shareholders, other than IPC and its affiliates.

The full text of Merrill Lynch’s opinion, dated as of June 4, 2009, is attached as Annex B and is incorporated into this joint proxy statement/prospectus by reference. Max shareholders are encouraged to read Merrill Lynch’s opinion carefully in its entirety. Merrill Lynch’s opinion was provided to the board of directors of Max in connection with its evaluation of the amalgamation. It relates only to the fairness, from a financial point of view, of the exchange ratio to the Max shareholders, other than IPC and its affiliates, and does not constitute a recommendation to any Max shareholder as to how such shareholder should vote or act with respect to any matters relating to the amalgamation. The board of directors of Max has not instructed Merrill Lynch to prepare, and Merrill Lynch has not prepared, a valuation of Max or any of its securities or assets, and the opinion should not be construed as such. The following is a summary of Merrill Lynch’s opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by Merrill Lynch in rendering its opinion. Although Merrill Lynch participated in negotiations among the parties, Merrill Lynch did not determine or recommend the exchange ratio. Instead exchange ratio was determined by the Max board of directors following negotiations with IPC.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Max and IPC and the industries in which they operate;

•

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Max and IPC, as well as the amount and timing of the cost savings and related expenses furnished to Merrill Lynch by Max and IPC, respectively;

•	reviewed reports prepared by actuaries for Max and IPC, respectively;

•	conducted discussions with members of senior management and representatives of Max and IPC;

•	reviewed the market prices, valuation multiples and results of operations for the shares of Max and IPC and compared them with those of certain publicly traded companies;

•	compared the proposed financial terms of the amalgamation with the financial terms of certain other transactions;

•	participated in certain discussions and negotiations among representatives of Max and IPC and their financial and legal advisors;

•	reviewed the potential pro forma impact of the amalgamation;

•	reviewed the amalgamation agreement dated March 1, 2009 and the amendment to the amalgamation agreement dated March 5, 2009;

•	reviewed a draft of the waiver letter; and

•

reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Max or IPC, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch did not evaluate the capitalization, reserves, solvency or fair value of Max or IPC under any laws relating to financial institutions, bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any inspection of the properties or facilities of Max or IPC. With respect to the financial forecast information and expected cost savings furnished to or discussed with Merrill Lynch by Max or IPC, Merrill Lynch assumed that they had been reasonably prepared and reflected the best then currently available estimates and judgment of Max’s or IPC’s management as to the expected future financial performance of Max or IPC, as the case may be. Merrill Lynch further assumed that the amalgamation will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the waiver letter will be substantially similar to the last draft reviewed by Merrill Lynch on June 4, 2009.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to Merrill Lynch as of the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the amalgamation, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the amalgamation.

In connection with the preparation of the opinion, Merrill Lynch was neither authorized by Max or Max’s board of directors to solicit, nor did Merrill Lynch solicit, third party indications of interest for the acquisition of all or any part of Max.

Merrill Lynch’s opinion was addressed to the board of directors of Max and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to Max’s shareholders, other than IPC and its affiliates. The opinion was for the use and benefit of the board of directors of Max, did not address the merits of the underlying decision by Max to enter into the amalgamation agreement (as modified by the waiver letter) or consummate the amalgamation and did not constitute a recommendation to any shareholder as to how such shareholder should vote on the amalgamation or any matter related thereto. In addition, Max did not ask Merrill Lynch to address, and the opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Max, other than the holders of Max’s common shares. In rendering the opinion, Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the amalgamation, or any class of such persons, relative to the exchange ratio or the prices at which shares of Max or shares in the share capital of IPC will trade following the announcement or closing of the amalgamation.

Merrill Lynch is acting as financial advisor to Max in connection with the amalgamation and will receive a fee from Max for its services, a significant portion of which is contingent upon closing of the amalgamation. In addition, Max has agreed to indemnify Merrill Lynch for certain liabilities arising out of Merrill Lynch’s engagement.

Merrill Lynch and its affiliates are currently and have, in the past, provided financial advisory and financing services to Max and IPC and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. One of Merrill Lynch’s affiliates is currently a lender to Max. In addition, in the ordinary course of our business, Merrill Lynch and its affiliates may actively trade shares of Max, as well as securities of IPC, for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Merrill Lynch Presentation

At the June 4, 2009 meeting of Max’s board of directors Merrill Lynch made a presentation of financial analyses relating to the exchange ratio. The following is a summary of the material financial analyses contained in the presentation that Merrill Lynch delivered to Max’s board of directors in connection with its June 4, 2009 opinion.

The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis by Merrill Lynch. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The following summary is not a complete description of Merrill Lynch’s presentation or all of the analyses performed and factors considered by Merrill Lynch. Instead, it is a summary of the material financial analyses performed and factors considered by Merrill Lynch. Similarly, the order of appearance of any analysis described below does not imply that such analysis was more important than or was assigned a greater relative weight by Merrill Lynch than any other analysis.

With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions that may be considered relevant in evaluating Max or the amalgamation. In addition, no company or transaction used as a comparison is either identical or directly comparable to Max or the amalgamation. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of Max provided by Max’s management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond Max’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The exchange ratio was determined through negotiation between Max and IPC, and the decision to enter into the amalgamation agreement (as modified by the waiver letter) was solely that of IPC and Max. The financial analyses of Merrill Lynch were only some of many factors considered by the board of directors of Max in its evaluation of the amalgamation and should not be viewed as determinative of the views of Max with respect to the amalgamation or the exchange ratio.

Except as otherwise noted, the following information, to the extent it is based on market data, is based on market data as it existed on or before June 3, 2009, the last trading day prior to the entry by Max and IPC into the amalgamation agreement (as modified by the waiver letter), and is not necessarily indicative of current market conditions. Merrill Lynch’s analysis set forth below assumes that the Special Dividend will be paid.

Summary of Imputed Share Values and Exchange Ratios. Merrill Lynch assessed the fairness of the exchange ratio by assessing the value of each of Max and IPC using several methodologies, including a review of historical share prices and exchange ratios, research analyst price targets, an analysis of comparable public trading companies using valuation multiples from selected publicly traded companies, an analysis of acquisitions in the reinsurance industry and a discounted cash flow analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied per share valuation ranges on a fully diluted basis. The implied per share valuation ranges were used to assess the exchange ratio implied by each methodology.

The following table shows the ranges of implied valuation per fully diluted common share for each of Max and IPC and the implied exchange ratio ranges derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses set forth below.

	Implied Max Valuation Per Common Share		Implied IPC Valuation Per Common Share		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Historical Stock Price Analysis	$9.56	$31.00	$19.01	$33.75	0.2833	1.6307
Research Analyst Price Targets	19.00	22.00	28.00	34.00	0.5588	0.7857
Public Trading Companies Analysis (book value multiple)	18.60	21.88	26.56	31.25	0.5953	0.8239
Public Trading Companies Analysis (earnings multiple mgmt.)	18.55	23.19	19.99	25.99	0.7137	1.1598
Public Trading Companies Analysis (earnings multiple street)	16.74	20.93	20.03	26.04	0.6430	1.0448
Acquisitions Analysis	20.79	26.26	29.68	37.50	0.5544	0.8846
Discounted Cash Flow Analysis (mgmt. projections)	21.80	25.97	27.44	34.44	0.6329	0.9466
Discounted Cash Flow Analysis (adjusted Max mgmt. projections)	N/A	N/A	26.18	32.79	0.6647	0.9920

Historical Share Price and Exchange Ratio. Merrill Lynch observed the historical trading prices of each of Max’s and IPC’s shares on the NASDAQ for the 52 weeks ended June 3, 2009. For Max, the highest trading price was $31.00 per share and the lowest trading price was $9.56 per share. For IPC, the highest trading price was $33.75 per share and the lowest was $19.01 per share. The resulting implied exchange ratio range was 0.2833 to 1.6307. Merrill Lynch also calculated the implied historical exchange ratios during this period based on the daily closing prices per share of Max and IPC. The high exchange ratio was 0.8871 and the low exchange ratio was 0.3986.

Research Analyst Price Targets. Merrill Lynch observed the research analyst price targets of Max’s and IPC’s shares as of June 3, 2009. For Max, the highest target price was $22.00 per share and the lowest target price was $19.00 per share. For IPC the highest target price was $34.00 per share and the lowest target price was $28.00 per share. The resulting implied exchange ratio range was 0.5588 to 0.7857.

Public Trading Companies Analysis. Merrill Lynch reviewed and analyzed certain publicly available financial information and market trading data of selected publicly traded reinsurance and insurance companies and compared such information to Max and IPC. Merrill Lynch reviewed the following companies:

•	Allied World Assurance Company Holdings, Ltd;

•	Arch Capital Group Ltd.;

•	Aspen Insurance Holdings Limited;

•	Axis Capital Holdings Limited;

•	Endurance Specialty Holdings Ltd.;

•	Everest Re Group, Ltd.;

•	Flagstone Reinsurance Holdings Limited;

•	Greenlight Capital Re, Ltd.;

•	Montpelier Re Holdings Ltd.;

•	Odyssey Re Holdings Corp.;

•	PartnerRe Ltd.;

•	Platinum Underwriters Holdings, Ltd.;

•	RenaissanceRe Holdings Ltd.;

•	Transatlantic Holdings, Inc.; and

•	Validus Holdings, Ltd.

Although none of the selected companies are directly comparable to Max or IPC, the companies included were selected because they are publicly traded companies with operations that for purposes of analysis may be considered similar to operations of Max and IPC. Merrill Lynch selected the comparable companies on the basis that each was a publicly traded company, with operations in the reinsurance and insurance industry, with an emphasis on the property and casualty sector, which is similar to the operations of Max and IPC. A complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of Max’s and IPC’s shares.

A summary of the book value per share and earnings per share multiples including the expected return on equity for 2009 for each of the selected publicly traded companies is as follows:

	Price /3/31/09 Book Value Per Share(1)	Price/2009E GAAP Operating EPS	2009E Return on Equity
Allied World Assurance Company Holdings, Ltd	0.76x	4.7x	16.2%
Arch Capital Group Ltd.	1.09x	6.3x	17.3%
Aspen Insurance Holdings Limited	0.81x	6.7x	12.3%
Axis Capital Holdings Limited	0.88x	6.1x	15.3%
Endurance Specialty Holdings Ltd.	0.79x	6.2x	13.6%
Everest Re Group, Ltd.	0.89x	7.5x	11.6%
Flagstone Reinsurance Holdings Limited	0.83x	5.4x	15.5%
Greenlight Capital Re, Ltd.	1.26x	6.1x	20.2%
Montpelier Re Holdings Ltd.	0.84x	7.0x	12.0%
Odyssey Re Holdings Corp.	0.95x	14.6x	6.4%
PartnerRe Ltd.	1.00x	6.9x	14.3%
Platinum Underwriters Holdings, Ltd.	0.83x	5.9x	13.5%
RenaissanceRe Holdings Ltd.	1.20x	7.2x	16.3%
Transatlantic Holdings, Inc.	0.83x	6.7x	12.4%
Validus Holdings, Ltd.	0.91x	5.0x	19.1%
Mean	0.93x	6.8x	14.5%

Source: Company filings and FactSet.

(1)	Based on primary book value per share, which excludes the dilutive impact of options, warrants and restricted stock.

Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Merrill Lynch performed this analysis to understand the range of book value multiples and estimated earnings multiples of these comparable publicly traded companies based upon market prices. In addition, Merrill Lynch reviewed certain operating data for these companies, such as combined ratios, return on equity and growth in book value per share to assess the relative valuation of these companies. The projections and estimates for the selected publicly traded companies used by Merrill Lynch in its analysis were based on research analysts estimates. The projections and estimates for Max and IPC were based both on estimates of research analysts and estimates provided to Merrill Lynch by Max’s and IPC’s management. Merrill Lynch reviewed financial information for these selected publicly traded companies and calculated financial ratios based on the most recent publicly available information, including estimated earnings multiples for the years 2009 and 2010.

Based in part on the multiples described above, Merrill Lynch derived illustrative implied valuations per fully diluted share of Max and IPC and the implied exchange ratio ranges. For Max, Merrill Lynch applied book value multiples ranging from 0.85x to 1.00x Max’s March 31, 2009, fully diluted book value per share of $21.88, together with earnings multiples of 6.0x to 7.5x estimated 2009 earnings per share based on Max’s management estimates and estimated 2009 earnings per share based on research analyst estimates. For IPC, Merrill Lynch applied book value multiples ranging from 0.85x to 1.00x IPC’s March 31, 2009, fully diluted book value per share of $31.25, together with earnings multiples of 5.0x to 6.5x estimated 2009 earnings per share based on IPC’s management estimates and estimated 2009 earnings per share based on research analyst estimates. Merrill Lynch utilized these selected multiples after considering the current market conditions, current and historical trading multiples and the size and diversification of the selected publicly traded companies, among other things. The resulting implied exchange ratio range was 0.5953 to 0.8239 based on the book value multiple methodology, 0.7137 to 1.1598 based on the earnings multiple methodology using management’s 2009 estimates for each of Max and IPC and 0.6430 to 1.0448 based on the earnings multiple methodology using research analyst 2009 estimates for each of Max and IPC.

Comparable Acquisition Analysis. Using publicly available information, Merrill Lynch reviewed the range of implied multiples paid or payable in selected acquisition or combination transactions involving certain companies participating in the reinsurance industry, which Merrill Lynch deemed to be relevant. The selected precedent transactions considered by Merrill Lynch included publicly traded and privately held companies with operations in the reinsurance industry. Merrill Lynch’s analysis was limited to publicly available information. An analysis of the resulting multiples of the selected precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that may have affected the selected transactions and/or the amalgamation. Accordingly, while Merrill Lynch assessed selected precedent transactions in the reinsurance sector, it determined that many of such transactions offered limited comparability to the amalgamation due to, among other things, the size of the amalgamation compared to precedent transactions, the limited information publicly available for many of the precedent transactions, potential differences in operating characteristics and performance of the companies in the precedent transactions and changes in the insurance and reinsurance industry market conditions since many of the precedent transactions were announced. No selected comparable company was identical to Max or IPC and no precedent transaction was identical to the amalgamation.

In reviewing precedent transactions, the transaction values as a multiple of trailing book value ranged from a high of 3.64x to a low of 0.73x, with a median price to book multiple of 1.39x. Based on this analysis of the precedent transactions and based in part on qualitative judgments concerning the differences between the characteristics of the precedent transactions and the amalgamation, Merrill Lynch derived an illustrative implied exchange ratio range by applying book value multiples ranging from 0.95x to 1.20x Max’s and IPC’s March 31, 2009, fully diluted book values per share. The resulting implied exchange range ratio was 0.5544 to 0.8846.

Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of Max and IPC, based on (1) projections provided by Max’s and IPC’s management and (2) IPC’s management projections, adjusted for certain changes. These changes included a decrease in the assumed investment yield and an increase in the assumed combined ratio. This analysis was performed in order to evaluate the fully diluted equity value per share, based on what could be achieved by each of Max and IPC as stand alone entities. Merrill Lynch calculated the aggregate fully diluted equity values for Max and IPC as the sum of (1) the present values of the estimated future free cash flows for each of Max and IPC for the years 2009 through 2013 using discount rates ranging from 12% to 14%, which included consideration of risks inherent in the reinsurance and insurance industry, specific risks associated with the continuing operations of each of Max and IPC on a stand-alone basis and other considerations and (2) the present values of the illustrative terminal values using estimated 2013 stockholders’ equity based on terminal book value multiples ranging from 0.90x to 1.10x. The “terminal value” represents the aggregate value of all estimated future cash flows subsequent to the projection period. Merrill Lynch selected these terminal book value multiples based upon the current and historical trading values of Max, IPC and selected publicly traded reinsurance companies. This aggregate amount was divided by the total outstanding diluted shares, which includes the impact of restricted stock, stock options and warrants outstanding as of February 27, 2009. The resulting implied exchange ratio range was (1) 0.6329 to 0.9466 based on projections provided by Max’s and IPC’s management and (2) 0.6647 to 0.9920 based on projections provided by Max’s management and IPC projections provided by Max’s management, adjusted for certain changes to the assumptions utilized by IPC’s management.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied exchange ratio range derived from the discounted cash flow analysis is not necessarily indicative of Max’s present or future value or results.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process undertaken by Merrill Lynch in preparing its presentation. Merrill Lynch did not assign relative weights to any of its analyses. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Max’s, IPC’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Max or IPC, and none of the precedent transactions utilized as a comparison is identical to the amalgamation.

Max selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the amalgamation and because Merrill Lynch is familiar with Max and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated March 1, 2009, effective as of November 1, 2008, between Max and Merrill Lynch, Max agreed to pay Merrill Lynch a fee equal to $1.5 million at announcement and an additional fee of $8.0 million, if the amalgamation is consummated. In addition, in the event that during the term of Merrill Lynch’s engagement or within 12 months thereafter, Max enters into an agreement that results in Max receiving a “break-up,” “termination,” “topping” or “expense reimbursement” or similar fee or payment, including the profit on any shares acquired or stock option granted any purchaser or any of its affiliates, Merrill Lynch will be entitled to a portion of the fee or payment Max receives. Additionally, Max has agreed to reimburse Merrill Lynch and related persons for expenses, including reasonable fees and disbursements of legal counsel, and indemnify Merrill Lynch for liabilities, related to or arising out of its engagement, including liabilities under the federal securities laws. Max’s board of directors was aware of the contingent nature of Merrill Lynch’s fees for providing its financial advisory services.

Merrill Lynch has, in the past, provided financial advisory and financing services to Max and/or one or more of its affiliates and may continue to do so, and has received, and may receive, fees for rendering such services. Merrill Lynch may actively trade or invest in the equity and other securities of Max for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

Update to Dissenters’ Rights of Appraisal for Max Shareholders

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Max’s board of directors considers the fair value for each Max common share to be 0.6429 of one IPC common share, which fraction of a share provides Max shareholders with a value per Max common share of $16.22 as of the close of the trading day immediately preceding the public announcement of the proposed transaction, which we refer to as the “agreed fair value”. IPC shareholders have no such appraisal rights in connection with the amalgamation because IPC is not amalgamating.

Any Max shareholder who is not satisfied that it has been offered fair value for its Max common shares and whose shares are not voted in favor of the amalgamation agreement and the amalgamation may exercise its appraisal rights under the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Companies Act”, to have the fair value of its Max common shares appraised by the Court. Persons owning beneficial interests in Max common shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Max shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its Max common shares with the Court within ONE MONTH after the date the supplemental notice has been received. The supplemental notice delivered with this supplement to the joint proxy statement/prospectus constitutes this notice. There are no statutory rules or published decisions of the Court prescribing the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Court and there is uncertainty about the precise methodology that would be adopted by the Court in determining the fair value of shares in an appraisal application under the Companies Act.

If a Max shareholder votes in favor of the amalgamation agreement and the amalgamation at the Max special meeting, such shareholder has no right to apply to the Court to appraise the fair value of its Max common shares, and instead, pursuant to the terms of the amalgamation agreement, and as discussed in The Amalgamation Agreement—Amalgamation Consideration in the joint proxy statement prospectus, each Max common share held by such shareholder will be converted into the right to receive the amalgamation consideration. Voting against the amalgamation, or not voting, will not in itself satisfy the requirements for notice and exercise of a Max shareholder’s right to apply for appraisal of the fair value of its Max common shares.

In any case where a registered holder of Max common shares has made an appraisal application, which shareholder we refer to as a “dissenting shareholder”, in respect of the Max common shares held by such dissenting shareholder, which we refer to as “dissenting shares”, and the amalgamation has been made effective under Bermuda law prior to the Court’s appraisal of the fair value of such dissenting shares then, in the event that the fair value of the dissenting shares is later appraised by the Court, such dissenting shareholder shall be entitled to be paid an amount equal to the value of the dissenting shares appraised by the Court within one month of the Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Court before the amalgamation has been made effective under Bermuda law, then Max will be required to pay the dissenting shareholder within one month of the Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Court, unless the amalgamation is terminated pursuant to the terms of the amalgamation agreement.

The payment to a Max shareholder of the fair value of its Max common shares as appraised by the Court could be equal to or more than the value of the amalgamation consideration that the Max shareholder would have received in the amalgamation if such Max shareholder had not exercised its appraisal rights in relation to its Max common shares.

A Max shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Court. The responsibility for costs of any application to the Court under Section 106 of the Companies Act will be in the Court’s discretion.

The relevant portion of Section 106 of the Companies Act is as follows:

(6) Any shareholder who did not vote in favor of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

THE WAIVER LETTER

The following is a summary of the material provisions of the waiver letter. This summary is qualified in its entirety by reference to the waiver letter, which is incorporated by reference in its entirety and attached to this supplement to the proxy statement/prospectus as Annex A. You should read the waiver letter along with the amalgamation agreement and the first amendment to the amalgamation agreement, copies of which were attached as Annex A and Annex B respectively, to the joint proxy statement/prospectus, in their entirety because those documents, and not this supplement to the joint proxy statement/prospectus (including this summary) or the joint proxy statement/prospectus, are the legal documents that govern the amalgamation.

On June 4, 2009, following negotiations between IPC and Max, IPC, IPC Limited and Max entered into the waiver letter, affecting the terms of the amalgamation. Pursuant to the terms of the waiver letter (1) IPC has declared a special, one-time cash dividend of $1.50 per IPC common share outstanding, with a record date of June 15, 2009, which will be prior to the effective time, and a payment date to occur one business day after the effective time, conditional on the occurrence of the effective time and subject to applicable law and (2) IPC has declared a special, one-time cash dividend of $1.00 per common share of the combined entity outstanding, with a record date of the twenty-first day after the date on which the effective time occurs (or the first business day thereafter, if such twenty-first day is not a business day) and a payment date one business day after the record date, the payment of which shall be conditional upon the effective time having occurred and subject to applicable law. The exchange ratio previously agreed to will remain the same (i.e., Max shareholders will receive 0.6429 common shares of IPC and cash in lieu of fractional shares in exchange for each Max common share held, unless they exercise appraisal rights pursuant to Bermuda law).

The waiver letter also makes certain other technical changes to the amalgamation agreement in order to facilitate the special cash dividend. First, IPC has no obligation to coordinate with Max with respect to the payment date for the special dividend or the post-closing dividend and Max continues to be bound by all of the restrictions on dividends included in the amalgamation agreement. Second, the IPC meeting and Max special meeting may occur on June 12, 2009 as currently scheduled, regardless of the fact that the period during which Max shareholders may require appraisal of the value of their Max common shares will not have ended prior to June 12, 2009. Third, no representation, warranty, agreement or covenant of Max, IPC or IPC Limited in the amalgamation agreement will be considered to be inaccurate or breached as a result of the actions contemplated by the waiver letter.

After reviewing and considering the amalgamation agreement, together with the waiver letter, the IPC and Max boards of directors unanimously reaffirmed their recommendations that IPC and Max shareholders, respectively, vote “FOR” each of the proposals related to the amalgamation of Max and IPC being presented at the IPC meeting and the Max special meeting.

UPDATE TO REGULATORY MATTERS

IPC and Max have satisfied all of the regulatory conditions required under the amalgamation agreement to complete the amalgamation agreement between IPC and Max.

Among other approvals, IPC and Max have received approvals from the insurance commissioners of the states of Indiana and Delaware. IPC and Max have also received notification from the Irish Competition Authority approving the amalgamation. Notices have also been received from each of the Council and Society of Lloyd’s, the Monetary Authority of Singapore, the U.K. Financial Services Authority and the Irish Financial Services Regulatory Authority approving or acknowledging the amalgamation. IPC and Max were granted early termination of the Hart-Scott-Rodino waiting period by the Federal Trade Commission and the antitrust Division of the U.S. Department of Justice.

Other than the approvals and notifications described above, neither Max nor IPC is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although there can be no assurance that they will be obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPECIAL DIVIDEND AND THE POST-CLOSING DIVIDEND

IPC Shareholders

The following section is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders of IPC common shares of the receipt of the special dividend and of the post-closing dividend. For additional information on the tax consequences of the amalgamation, see Material U.S. Federal Income Tax Consequences beginning on page 183 of the joint proxy statement/prospectus. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common shares that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds IPC common shares or the combined entity’s common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding IPC common shares or the combined entity’s common shares should consult the partner’s own tax advisor regarding the U.S. federal income tax consequences to such partner of the partnership’s receipt of the special dividend and/or of the post-closing dividend.

This discussion addresses only those U.S. holders of IPC common shares that hold their IPC common shares as a capital asset within the meaning of section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of IPC common shares in light of their individual circumstances or, except where specifically identified, to holders of IPC common shares that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold IPC common shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	shareholders who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons who own, directly, indirectly or constructively, 10% or more of IPC’s common shares.

The following is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, its legislative history, existing and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this supplement to the joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and

non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this supplement to the joint proxy statement/prospectus.

Dividends. Subject to the discussion below under—Controlled Foreign Corporations and Related Person Insurance Income and—Passive Foreign Investment Companies, the special dividend to holders of IPC common shares and the post-closing dividend will be treated as a dividend for U.S. federal income tax purposes to the extent the combined entity has either accumulated earnings and profits (measured from the inception of IPC through the date of the special dividend, and including any earnings and profits of Max, which will be inherited by the combined entity in the amalgamation) or current earnings and profits (for the entire taxable year in which the dividends are made), and if the dividends exceed the combined entity’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s basis in the combined entity’s common shares and thereafter as capital gain.

Because IPC believes it is not, and IPC and Max believe the combined entity will not be, a passive foreign investment company, which we refer to as a “PFIC”, for the reasons described below under Passive Foreign Investment Companies and because IPC and Max believe that the combined entity’s common shares should be treated as readily tradable on an established securities market in the United States as a result of being listed on Nasdaq, IPC and Max believe that if you are a non-corporate U.S. holder of the combined entity’s common shares, you hold IPC common shares and/or the combined entity’s common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date, and you meet certain other holding period requirements under U.S. federal income tax rules, the special dividend and the post-closing dividend will be taxable to you at a maximum tax rate of 15%. For corporate U.S. holders, the special dividend and the post-closing dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

Except as discussed below with respect to backup withholding, the special dividend and the post-closing dividend paid to U.S. holders will not be subject to U.S. withholding tax.

Controlled Foreign Corporations and Related Person Insurance Income. While IPC does not believe that its U.S. holders should have been required in previous years to include in income for U.S. federal income tax purposes any of IPC’s (or any of its subsidiaries’) “subpart F income” or “related person insurance income” under the controlled foreign corporation rules or the related person insurance income rules, and IPC and Max do not believe that a U.S. holder of the combined entity’s common shares should be required to make any such inclusions, the special dividend and the post-closing dividend will be excluded from the income of any U.S. holder who has made such income inclusions or makes any such inclusions for the taxable year of the dividends to the extent the dividends are attributable to previously undistributed earnings and profits of IPC (or of one or more of its subsidiaries) that have been previously included in such U.S. holder’s income or to current earnings and profits of the combined entity required to be included in such U.S. holder’s income. A U.S. holder’s basis in its combined entity’s common shares will be reduced by the amount of the special dividend and the post-closing dividend that is excluded from its income. For additional information, see Controlled Foreign Corporation Rules on page 33 of IPC’s 2008 Form 10-K and Related Person Insurance Income Rules on page 33 of IPC’s 2008 Form 10-K.

Foreign Tax Credit. IPC believes that at least 50% (determined by voting power or value) of the total outstanding shares of IPC may be owned by U.S. persons and, similarly IPC and Max believe that at least 50% (determined by voting power or value) of the total outstanding shares of the combined entity may be owned by U.S. persons. Provided that this is the case, the special dividend and the post-closing dividend will be treated as partly U.S.-source and partly non-U.S.-source, in proportion to the source of IPC’s and the combined entity’s earnings and profits for the year in which the special dividend and the post-closing dividend is paid. For foreign tax credit limitation purposes, it is likely that the portion of the special dividend and the post-closing dividend that is non-U.S.-source will constitute either “passive” or “general” income.

Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders should consult their own tax advisors with respect to these matters.

Passive Foreign Investment Companies. Special rules apply to dividends received from non-U.S. corporations that are PFICs. In general, a non-U.S. corporation will be a PFIC if:

•	75% or more of its income constitutes “passive income”, or

•	50% or more of its assets produce, or are held for the production of, passive income.

If IPC or the combined entity were to be characterized as a PFIC, U.S. holders would be subject to a penalty tax upon receipt of an “excess distribution” with respect to their common shares, unless such shareholders elected to be taxed annually on these common shares regardless of whether or not dividends were distributed (please consult your own tax advisor with respect to your ability to make any such elections and the tax consequences of making any such elections). In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). Regardless of the amount of the combined entity’s current and accumulated earnings and profits, some or all of the special dividend and the post-closing dividend may be treated as an “excess distribution” if IPC or the combined entity were to be treated as a PFIC. In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution with respect to the shares was taxed at the highest applicable tax rate throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition to the penalty tax, if IPC or the combined entity was determined to be a PFIC, the special dividend and the post-closing dividend would not constitute a qualified dividend (and hence would not be entitled to the 15% maximum rate on qualified dividends received by individual taxpayers).

For the above purposes, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In IPC’s and Max’s view, each of the insurance company subsidiaries of IPC and Max are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of its respective insurance business. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it received “directly its proportionate share of the income …” and as if it “held its proportionate share of the assets …” of any other corporation in which it owns at least 25% by value of the stock. While no explicit guidance is provided by the statutory language, IPC believes that under this look-through rule it should be deemed to own the assets and to have received the income of all of its insurance subsidiaries directly and that such assets and income should be treated as assets and income of an insurance business for purposes of determining whether IPC qualifies for the insurance exception. Accordingly, IPC believes that it should qualify for the exception and should not be a PFIC. Similarly, IPC and Max believe that the combined entity should qualify for this exception and should not be a PFIC. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provisions. However, there can be no assurance as to what positions the Internal Revenue Service or a court might take in the future.

Information Reporting and Backup Withholding. Information reporting to the Internal Revenue Service by paying agents and custodians located in the United States will be required with respect to the payment of the special dividend on IPC’s common shares and the post-closing dividend to U.S. holders. Thus, you may be subject to backup withholding with respect to the special dividend and the post-closing dividend, unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability.

HOLDERS OF IPC COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPECIAL DIVIDEND AND THE POST-CLOSING DIVIDEND.

Max Shareholders

While not entirely free from doubt, IPC and Max believe, and intend to take the position that, the post-closing dividend received by Max shareholders should be treated as a distribution by the combined entity. Accordingly, for Max shareholders, please see Material U.S. Federal Income Tax Consequences – Holding and Disposing of the Combined Entity’s Common Shares beginning on page 186 of the joint proxy/prospectus for a discussion of the U.S. federal income tax consequences of distributions made by the combined entity. However, if the post-closing dividend were treated as merger consideration to Max shareholders, there could be adverse tax consequences for certain non-corporate Max shareholders who have held their Max common shares for less than one year. Max shareholders are urged to consult their own tax advisors regarding the consequences of the post-closing dividend.

WHERE YOU CAN FIND MORE INFORMATION

IPC has filed a registration statement on Form S-4 to register with the SEC the IPC common shares to be issued to Max shareholders in the amalgamation, if approved. You may read and copy any reports, statements or other information that IPC and Max file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning IPC and Max may also be inspected at the offices of The Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

If you are an IPC shareholder or a Max shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through IPC or Max, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from IPC or Max without charge, excluding all exhibits, except that, if IPC and Max have specifically incorporated by reference an exhibit in this supplement to the joint proxy statement/prospectus, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

IPC HOLDINGS, LTD.

American International Building

29 Richmond Road

Pembroke HM 08

Bermuda

(441) 298-5100

Attention: Melanie J. Saunders

MAX CAPITAL GROUP LTD.

Max House

2 Front Street, Hamilton HM 11

P.O. Box HM 2565, Hamilton HM KX, Bermuda

(441) 295-8800

Attention: Secretary

If you would like to request documents, please do so by June 5, 2009, in order to receive them before your shareholder meeting.

You can also get more information by visiting IPC’s website at http://www.ipcre.bm and Max’s website at http://www.maxcapgroup.com.

Annex A

June 4, 2009

IPC Holdings, Ltd.,

29 Richmond Road,

Pembroke HM 08,

Bermuda.

Re:	Waiver of Certain Terms in the Agreement and Plan of
Amalgamation

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Amalgamation dated as of March 1, 2009 and as amended March 5, 2009 (the “Agreement”), between IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), IPC Limited, a Bermuda exempted company and a wholly-owned subsidiary of IPC, and Max Capital Group Ltd., a Bermuda exempted company (“Max”). Capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Agreement.

Notwithstanding anything in the Agreement to the contrary, Max, IPC and IPC Limited agree that:

(i) IPC’s board of directors shall, as of the date hereof, declare a special dividend of $1.50 in cash per IPC Common Share outstanding (the “Special Dividend”) with a record date of June 15, 2009 and a payment date to occur one business day after the date on which the Effective Time occurs, the payment of which shall be conditional upon the Effective Time having occurred and subject to applicable laws, and the relevant board resolution declaring such dividend shall be substantially in the form attached as Annex A;

(ii) IPC’s board of directors shall, as of the date hereof, declare a special dividend of $1.00 in cash per IPC Common Share outstanding (the “Post-Closing Dividend”), with a record date of the twenty-first day after the date on which the Effective Time occurs (or the first business day thereafter, if such twenty-first day is not a business day) and a payment date one business day after the record date, the payment of which shall be conditional upon the Effective Time having occurred and subject to applicable laws, and the relevant board resolution declaring such dividend shall be substantially in the form attached as Annex A;

(iii) IPC shall not be required under Section 5.14 of the Agreement to coordinate with Max concerning the payment date for the Special Dividend or the Post-Closing Dividend and nothing in this letter shall be deemed to permit Max to declare or pay any special dividend;

(iv) IPC shall not be entitled, and IPC hereby waives its right under Section 7.1(g) of the Agreement, to terminate the Agreement if the total number of Dissenting Shares exceeds 15% of the issued and outstanding Max Common Shares;

(v) each of Max, IPC and IPC Limited hereby waives the requirement under Sections 5.1(b) and (c) of the Agreement that the IPC Shareholders Meeting and the Max Shareholders Meeting shall not occur prior to the third business day immediately following the last day on which the holders of Max Common Shares can require appraisal of their Max Common Shares pursuant to the Companies Act;

(vii) no representation, warranty, agreement or covenant of Max, IPC or IPC Limited contained in the Agreement shall be deemed to be inaccurate or breached as a result of the actions contemplated by the foregoing clauses (i) through (v).

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Except to the extent expressly set forth herein, the terms, provisions and conditions of the Agreement shall remain unmodified and in full force and effect in all other respects.

[Signature Page Follows]

Sincerely,

Max Capital Group Ltd.

By:	/S/ W. MARSTON BECKER
Name: W. Marston Becker Title: Chief Executive Officer

Acknowledged and Agreed:

IPC Holdings, Ltd.

By:	/S/ JOHN R. WEALE
Name: John R. Weale Title: Chief Financial Officer

IPC Limited

By:	/S/ MELANIE SAUNDERS
Name: Melanie Saunders Title: Company Secretary

[Signature Page to the Waiver Agreement Letter]

Annex B

June 4, 2009

Board of Directors

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton, Bermuda HM 11

Members of the Board of Directors:

Max Capital Group Ltd. (the “Company”), IPC Holdings, Ltd. (“IPC”) and IPC Limited, a newly formed, wholly owned subsidiary of IPC (the “Amalgamation Sub”), entered into an Agreement and Plan of Amalgamation, dated as of March 1, 2009 and as amended on March 5, 2009 (the “Agreement”), pursuant to which the Amalgamation Sub will be amalgamated with the Company in a transaction (the “Amalgamation”) in which each outstanding common share of the Company, par value $1.00 per share (the “Company Shares”), other than Dissenting Shares (as defined in the Agreement), will be cancelled and converted into the right to receive a fraction of a share in the share capital of IPC, each having a par value $0.01 (the “IPC Shares”), equal to 0.6429 (the “Exchange Ratio”). Pursuant to a Waiver Letter to the Agreement among the Company, IPC and Amalgamation Sub (the “Waiver”), immediately prior to the Amalgamation, IPC will declare a special, one-time cash dividend of $1.50 per IPC common share, the payment of which is subject to the closing of the Amalgamation.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than IPC and its affiliates.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and IPC that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and IPC, as well as the amount and timing of the cost savings and related expenses furnished to us by the Company and IPC, respectively;

(3)	Reviewed reports prepared by actuaries for the Company and IPC, respectively;

(4)	Conducted discussions with members of senior management and representatives of the Company and IPC concerning the matters described in clauses 1, 2 and 3 above, as well as their respective businesses and prospects before and after giving effect to the Amalgamation;

(5)	Reviewed the market prices and valuation multiples for the Company Shares and IPC Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Reviewed the results of operations of the Company and IPC and compared them with those of certain publicly traded companies that we deemed to be relevant;

(7)	Compared the proposed financial terms of the Amalgamation with the financial terms of certain other transactions that we deemed to be relevant;

(8)	Participated in certain discussions and negotiations among representatives of the Company and IPC and their financial and legal advisors;

(9)	Reviewed the potential pro forma impact of the Amalgamation;

(10)	Reviewed the Agreement;

(11)	Reviewed a draft of the Waiver; and

(12)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or IPC or been furnished with any such evaluation or appraisal, nor have we evaluated the capitalization, reserves, solvency or fair value of the Company or IPC under any laws relating to financial institutions, bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any inspection of the properties or facilities of the Company or IPC. With respect to the financial forecast information and expected cost savings furnished to or discussed with us by the Company or IPC, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or IPC’s management as to the expected future financial performance of the Company or IPC, as the case may be. We have further assumed that the Amalgamation will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Waiver will be substantially similar to the last draft reviewed by us and that the special dividend will be paid.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Amalgamation, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Amalgamation.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest with respect to any transaction involving the Company.

We are acting as financial advisor to the Company in connection with the Amalgamation and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Amalgamation. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We and our affiliates are currently and have, in the past, provided financial advisory and financing services to the Company and IPC and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. One of our affiliates is currently a lender to the Company. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Company Shares, as well as securities of IPC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Amalgamation and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Amalgamation or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. In rendering this opinion, we express no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Amalgamation, or any class of such persons, relative to the Exchange Ratio. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

We are not expressing any opinion herein as to the prices at which the Company Shares or IPC Shares will trade following the announcement or consummation of the Amalgamation.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than IPC and its affiliates.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex C

CONSENT OF

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

We hereby consent (i) to the incorporation by reference of our opinion letter, dated June 4, 2009, to the Board of Directors of Max Capital Group Ltd. (“Max”) as Annex B to the supplement to the joint proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form S-4 relating to the proposed amalgamation of IPC Limited, a wholly-owned subsidiary of IPC Holdings, Ltd., with Max, and (ii) to the references to such opinion and to our name in such supplement to the joint proxy statement/prospectus in the sections entitled “Update to the Amalgamation—Update to Background of the Amalgamation,” “—Update to Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation,” and “—Update to Opinion of Merrill Lynch, Financial Advisor to Max’s Board.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/S/ ROBERT GIAMMARCO
	Name: Title:	Robert Giammarco Managing Director

June 4, 2009